UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2009 (September 17, 2009)

CHINA JO-JO DRUGSTORES, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-147698	98-0557852
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Room 507-513, 5th Floor A Building, Meidu Plaza
Gongshu District, Hangzhou, Zhejiang Province, P.R. China

(Address of Principal Executive Offices)

+86 (571) 88077078

(Registrant’s Telephone number)

Kerrisdale Mining Corporation
Floor 8, Xueyuan Tower
No. 1 Zhichun Road
Beijing, People’s Republic of China 100083

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this current report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

Item 1.01 Entry into a Material Definitive Agreement.

As more fully described in Item 2.01 below, on September 17, 2009, Kerrisdale Mining Corporation, which effective on September 24, 2009 shall be known as China Jo-Jo Drugstores, Inc. (“the Registrant”), executed a Share Exchange Agreement (“Exchange Agreement”) by and among Renovation Investment (Hong Kong) Co., Ltd., a Hong Kong limited liability company (“Renovation”), and the holders of 100% of Renovation’s issued and outstanding capital stock (the “Renovation Stockholders”), on the one hand, and the Registrant on the other hand. A copy of the form of Exchange Agreement executed by the parties is included as Exhibit 2.1 and filed with this current report on Form 8-K.

Renovation owns 100% of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), a limited liability company organized in the People’s Republic of China (“PRC” or “China”) and a wholly foreign-owned enterprise (“WFOE”) under PRC laws. Jiuxin Management has entered into a series of contractual arrangements with Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Grand Pharmacy”), a PRC limited liability company, Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership (“Jiuzhou Clinic”), a PRC general partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”), a PRC limited liability company. The contractual arrangements are discussed below in Item 2.01 under the section titled “Description of Business – Relationships with HJ Group and Their Owners.” Throughout this Form 8-K, Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service are sometimes collectively referred to “HJ Group,” and Renovation, Jiuxin Management and HJ Group are sometimes collectively referred to as “Grand Pharmacy Group.”

At the closing of the transaction under the Exchange Agreement (the “Closing”), which occurred on September 17, 2009 (the “Closing Date”), the Registrant issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for 100% of the capital stock of Renovation (the “Exchange”).

As a result of the transaction under the Exchange Agreement, the Registrant acquired 100% of the capital stock of Renovation and consequently acceded to the businesses and operations of Grand Pharmacy Group, which are conducted in China.

Terms and Conditions of the Share Exchange Agreement

The following is a brief description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Registrant:

Issuance of Common Stock. On the Closing Date, the Registrant issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding capital stock of Renovation.

Change in Management. In connection with the Exchange, and as more fully described in Item 5.02 below, Huoqi Chen, the Registrant’s sole executive officer immediately prior to the Exchange, resigned, and Lei Liu, Bennet P. Tchaikovsky and Li Qi were appointed as the new chief executive officer, chief financial officer and secretary, respectively, effective at the Closing. Additionally, a designee of Renovation, namely Mr. Liu, was appointed to the Registrant’s board of directors effective at the Closing, and upon the satisfaction of the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 promulgated thereunder, Mr. Chen, who is also the Registrant’s sole director immediately prior to the Exchange, will resign from that position, and three additional designees of Renovation, namely Li Qi, Chongan Jin and Shike Zhu, will be appointed to the board of directors.

Item 2.01 Acquisition or Disposition of Assets

On September 17, 2009, we consummated the Exchange referenced in Item 1.01 of this Form 8-K. As a result, we acquired 100% of the capital stock of Renovation and consequently, control of the businesses and operations of its subsidiary, Jiuxin Management, and three affiliated PRC entities, namely, Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service. The description of the material terms and conditions of the Exchange Agreement as described in Item 1.01 above is incorporated herein by reference.

The Exchange Agreement and the transactions contemplated thereunder were approved by our board of directors, as well as Renovation’s directors and the Renovation Stockholders. Except for the Exchange Agreement and the transactions contemplated thereunder, neither we nor our officers and directors serving prior to the consummation of the Exchange had any material relationship with Renovation or any of the Renovation Stockholders.

Other material terms and conditions of the Exchange Agreement are described under Item 1.01 above and such description is incorporated herein by reference.

As a result of the Exchange, our principal business is now the business of Grand Pharmacy Group, as more fully described below. The information provided hereinafter in this Item 2.01 with respect to Grand Pharmacy Group is intended to comply with the disclosure requirements of Form 10 prescribed under the Exchange Act.

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references to “we”, “us” or “our” hereinafter in this current report are to the consolidated business of Grand Pharmacy Group, except that references to “our common stock”, “our shares of common stock” or “our capital stock” or similar terms shall refer to the common stock of the Registrant.

Renovation Investment (Hong Kong) Co., Ltd.

Renovation is a limited liability company incorporated under the laws of Hong Kong Special Administrative Region (“SAR”) on September 2, 2008. Renovation was formed by the owners of HJ Group as a special purpose vehicle for purposes of raising capital, in accordance with requirements of the PRC State Administration of Foreign Exchange (“SAFE”). Specifically, on May 31, 2007, SAFE issued an official notice known as Hi Zhong Fa [2007] No. 106 (“Circular 106”), which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, the owners of HJ Group, namely Lei Liu, Li Qi and Chongan Jin, submitted their applications to SAFE on July 25, 2008. On August 16, 2008, SAFE approved the application, permitting these Chinese nationals to establish Renovation as an offshore, special purpose vehicle which may have foreign ownership and participate in foreign capital raising activities. After SAFE’s approval, Mr. Liu, Ms. Qi and Dr. Jin became holders of 100% of Renovation’s issued and outstanding capital stock on September 2, 2008.

Zhejiang Jiuxin Investment Management Co., Ltd.

Jiuxin Management was organized in the PRC on October 14, 2008. Because all of its issued and outstanding capital stock is held by Renovation Investment, a Hong Kong company, Jiuxin Management is deemed a WFOE under PRC laws. The principal purpose of Jiuxin Management is to manage, hold and own rights in and to the businesses and profits of the HJ Group companies through a series of contractual arrangements.

We do not own any equity interests in Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service, but control and receive the economic benefits of their respective business operations through contractual arrangements. Each of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service has the licenses and approvals necessary to operate its businesses in China. Through Jiuxin Management, we have contractual arrangements with each of them and their owners pursuant to which we provide consulting and other general business operation services. Through these contractual arrangements, we also have the ability to substantially influence their daily operations and financial affairs, since we are able to appoint their senior executives and approve all matters requiring approval of the equity owners. As a result of these contractual arrangements, which enable us to control each constituent HJ Group company and to receive, through Jiuxin Management, all of their profits, we are considered the primary beneficiary of HJ Group. Accordingly, we consolidate its results, assets and liabilities in our financial statements.

Other than activities relating to its contractual arrangements with HJ Group, Jiuxin Management has no other separate operations of its own.

Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

Jiuzhou Grand Pharmacy is a PRC limited liability company established in Zhejiang Province on September 9, 2003, with registered capital of 5 million Renminbi (“RMB”) which has been fully paid by its owners. Jiuzhou Grand Pharmacy’s principal offices are in Hangzhou at Room 507-513, 5th Floor, A Building, Meidu Plaza, Gongshu District. The three owners of Jiuzhou Grand Pharmacy are Lei Liu (55%), who is also the executive director of the company, Chongan Jin (23%) and Li Qi (22%). Jiuzhou Grand Pharmacy operates a chain of pharmacies in Hangzhou that is presently comprised of 20 stores.

Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership)

Jiuzhou Clinic is a PRC general partnership established in Zhejiang Province on October 10, 2003. Jiuzhou Clinic’s principal offices are in Hangzhou City at No. 12, De Yuan Road, Da Guan Community, Gongshu District. The three partners of Jiuzhou Clinic are Lei Liu (39%), Li Qi (30%) and Chongan Jin (31%), who is also the managing partner of the partnership. Jiuzhou Clinic is a medical practice currently operating adjacent to Jiuzhou Grand Pharmacy’s Daguan branch, providing primary, urgent, minor surgical and traditional medical care services. Additionally, Jiuzhou Clinic’s physicians consult with, and examine, patients at other Jiuzhou Grand Pharmacy stores.

Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd.

Jiuzhou Service is a PRC limited liability company established in Zhejiang Province on November 2, 2005, with registered capital of RMB 500,000 which has been fully paid by its owners. Jiuzhou Service’s principal offices are in Hangzhou City at 3rd Floor, No. 2 South Road, Wenjiao Avenue, Xiasha Town. The three owners of Jiuzhou Service are Lei Liu (39%), Li Qi (30%) and Chongan Jin (31%), who is also the executive director of the company. Jiuzhou Service is licensed as a healthcare management company and currently manages the medical clinic operating adjacent to Jiuzhou Grand Pharmacy’s Wenhua branch that provides services similar to those provided by Jiuzhou Clinic.

Relationships with HJ Group and Their Owners

Our relationships with the three HJ Group companies and their owners are governed by a series of contractual arrangements that they have entered into with our WFOE, Jiuxin Management.

PRC regulations on foreign investment currently permit foreign companies to establish or invest in WFOEs or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, however, these regulations restrict the number and size of retail pharmacy stores that a foreign investor may establish. If a foreign investor owns more than 30 stores that sell a variety of branded pharmaceutical products sourced from different suppliers, such foreign investor’s ownership interests in the stores are limited to 49.0%. The contractual arrangements with Jiuzhou Grand Pharmacy enable us to bypass such restrictions, since neither we nor our WFOE, Jiuxin Management, own equity interests in Jiuzhou Grand Pharmacy, while at the same time, we retain control of the drugstore chain by virtue of the contractual arrangements.

Similarly, PRC regulations place certain restrictions on foreign ownership of medical practice. Foreign investors can acquire ownership interests through a Sino-foreign joint venture only and cannot do so through a WFOE. Since we do not have actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, the PRC regulations restricting foreign ownership of medical practice are not applicable to us or our structure.

Under PRC laws, Jiuxin Management (our WFOE), Jiuzhou Pharmacy, Jiuzhou Medical and Jiuzhou Clinic are each an independent business entity not exposed to the liabilities incurred by any of the other three entities. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. Other than pursuant to these contractual arrangements as described below, the three HJ Group companies cannot transfer any funds generated from their respective operations. On August 1, 2009, Jiuxin Management entered into the following contractual arrangements with the three HJ Group companies and their owners (the “Owners”):

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement, Jiuxin Management has the exclusive right to provide to them with general business operation services, including advice and strategic planning, as well as consulting services related to their current and future operations (the “Services”). Additionally, Jiuxin Management owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Each HJ Group company pays a quarterly consulting service fees in RMB to Jiuxin Management that is equal to its profits for such quarter. This agreement is in effect unless and until terminated by written notice of either Jiuxin Management or HJ Group in the event that: (a) a party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (b) Jiuxin Management terminates its operations; or (c) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement, provided that this agreement will automatically terminate on May 1, 2010 unless the Registrant completes a financing of at least $25 million and its common stock becomes listed for trading on the Nasdaq Capital Market by such date. Jiuxin Management may also terminate the agreement if HJ Group breach the terms of the agreement, or without cause.

Operating Agreement. Pursuant to the operating agreement, Jiuxin Management agrees to guarantee the HJ Group companies’ contractual performance of their agreements with any third party. In return, The Owners must appoint designees of Jiuxin Management to HJ Group’s boards of directors and senior management. In addition, each HJ Group company agrees to pledge its accounts receivable and all of its assets to Jiuxin Management. Moreover,  the HJ Group companies agree that without the prior consent of Jiuxin Management, they will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The HJ Group companies further agree to abide by corporate policies set by Jiuxin Management with respect to their daily operations, financial management and employment issues. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law, unless sooner terminated by Jiuxin Management upon 30-day prior written notice, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement. On the other hand, HJ Group cannot terminate this agreement.

Equity Pledge Agreement. Pursuant to the equity pledge agreement, the Owners pledge all of their equity interests in HJ Group to Jiuxin Management in order to guarantee the three HJ Group companies’ performance of their respective obligations under the consulting services agreement. If HJ Group or the Owners breaches their respective contractual obligations, Jiuxin Management, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Owners have also agreed that upon occurrence of any event of default, Jiuxin Management shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Owners to carry out the security provisions of this agreement and take any action and execute any instrument that Jiuxin Management may deem necessary or advisable to accomplish the purposes of this agreement. The Owners agree not dispose the pledged equity interests or take any actions that would prejudice Jiuxin Management’s interests. This agreement will expire two (2) years after HJ Group’s obligations under the consulting services agreements have been fulfilled.

Option Agreement.  Pursuant to the option agreement, the Owners irrevocably grant Jiuxin Management or its designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of HJ Group’s equity interests for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Jiuxin Management or its designee has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement.

Proxy Agreement. Pursuant to the proxy agreement, the Owners irrevocably grant a  Jiuxin Management designee with the right to exercise their voting and other ownership rights in HJ Group, including the rights to attend  any meeting of the Owners (or participate by written consent in lieu of such meeting) in accordance with applicable laws and the HJ Group companies’ incorporating documents, as well as the rights to sell or transfer all or any of the Owners’ equity interests in HJ Group, and to appoint and vote for the directors of HJ Group. The proxy agreement may be terminated by mutual consent of the parties or upon 30-day written notice from Jiuxin Management, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement.

Our Corporate Structure

The following chart illustrates our corporate structure from and after the closing of the Exchange:

(1)
From and after the Exchange, the management of the Registrant includes: Lei Liu as chairman of the board of directors and chief executive officer, Bennet P. Tchaikovsky as chief financial officer, Li Qi as secretary and director, and Chongan Jin and Shike Zhu also as directors, except that the appointments of Ms. Qi, Dr. Jin and Mr. Zhu will become effective after the satisfaction of the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. As of the date of this current report: Mr. Liu, Ms. Qi and Dr. Jin collectively own approximately 60.3%, Mr. Tchaikovsky approximately 1%, and Mr. Zhu approximately 2.5%, of the Registrant’s issued and outstanding common stock. The Registrant’s name change to “China Jo-Jo Drugstores, Inc.” shall be effective as of September 24, 2009.

(2)	The management of Renovation is comprised of Mr. Liu as its Managing Director. The Registrant is the sole shareholder of Renovation.

(3)
The management of Jiuxin Management is comprised of Mr. Liu as its Executive Director. Renovation is the sole shareholder of Jiuxin Management, and as such, Jiuxin Management is a wholly-foreign owned enterprise or WFOE.

(4)
Jiuxin Management controls each of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service through contractual arrangements designed to mimic their equity ownership by Jiuxin Management, subject to an automatic termination of these arrangements on May 1, 2010 unless the Registrant completes a financing of at least $25 million and its common stock becomes listed for trading on the Nasdaq Capital Market by such date. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement. Most non-PRC entities such as us control or hold ownership of Chinese enterprises indirectly through WFOEs because it eliminates the need for a Chinese partner and does not require large amounts of invested capital.

(5)
The management of Jiuzhou Grand Pharmacy includes: Mr. Liu as the Executive Director, Ms. Qi as the General Manager and Dr. Jin as the Supervising Director. As of the date of this current report: Mr. Liu owns 55%, Dr. Jin owns 23%, and Ms. Qi owns 22% of the issue and outstanding equity interests of Jiuzhou Grand Pharmacy.

(6)
The management of Jiuzhou Clinic includes: Dr. Jin as the Managing General Partner, and Mr. Liu and Ms. Qi as General Partners. As of the date of this current report: Mr. Liu owns 39%, Ms. Qi owns 30%, and Dr. Jin owns 31% of the partnership.  The medical clinic is located adjacent to Jiuzhou Grand Pharmacy’s Daguan branch (“Daguan Clinic”).

(7)
The management of Jiuzhou Service includes: Dr. Jin as the Executive Director, Ms. Qi as the General Manager and Mr. Liu as the Supervising Director. As of the date of this current report: Mr. Liu owns 39%, Ms. Qi owns 30%, and Dr. Jin owns 31% of the issue and outstanding equity interests of Jiuzhou Service.

(8)
Jiuzhou Grand Pharmacy is licensed to own and operate its chain of retail drugstores. As of the date of this current report, Jiuzhou Grand Pharmacy is operating a chain of 20 retail drugstores throughout Hangzhou.

(9)
Jiuzhou Service is a licensed healthcare management company set up to carry out integrated management of multiple medical clinics, such as the one that it currently manages adjacent to Jiuzhou Grand Pharmacy’s Wenhua branch (“Wenhua Clinic”). Jiuzhou Clinic is also seeking governmental approval to become a managed clinic under Jiuzhou Service, which approval has not been issued as of the date of this current report.

Principal Products or Services

Through Jiuzhou Grand Pharmacy, we operate a retail drugstore chain in Hangzhou, the capital of Zhejiang Province approximately 112 miles south of Shanghai. As of the date of this current report, our store network is comprised of 20 directly operated stores.

We provide our customers with high-quality, professional and convenient pharmacy as well as a wide variety of other merchandise, including over-the-counter (OTC) drugs, nutritional supplements, traditional Chinese medicine (“TCM”) products, personal care products, family care products, medical devices, as well as convenience products including consumable, seasonal and promotional items. Each of our stores typically carries approximately 2,500 to 7,500 different products. We constantly review and refine our product selection in order to respond to changing demographics, lifestyles, habits and product preferences of our customers.

Our product selection is designed to offer choices and convenience to our customers and to achieve high gross margins for us. We offer our customers a broader range of choices in two respects. First, we offer a wide range of complementary products in each therapeutic category so that customers have more choices to suit their needs. For example, a customer looking for a cough remedy will be able to find a wide variety of choices including different OTC drugs, nutritional supplements and herbal products. Second, for products with the same therapeutic purpose, we offer choices in each of the high, medium and low price ranges to suit the needs of customers with different spending power.

The products available at our drugstores can be broadly classified into the following categories:

Prescription Drugs. We offer approximately 2,300 prescription drugs. We accept prescriptions only from licensed health care providers, and approximately 90% of our customers’ prescriptions are issued by physicians in our employ. Our in-store pharmacists verify the validity, accuracy and completeness of all prescription drug orders. We ask all prescription drug customers to provide us with information regarding drug allergies, current medical conditions and current medications. All pharmaceutical products in the PRC are subject to price controls, with a recommended price and a price ceiling for each drug that are periodically adjusted by the relevant government authorities in an effort to make healthcare more widely available. The latest such adjustment occurred in October 2008 involving 1,357 medicines. However, this adjustment only required us to adjust 105 of our 2,300 prescription drug prices which did not have a significant effect on our revenues as we generally price our prescription drugs substantially below the price ceilings. Because we have always priced our drugs substantially below price ceilings, price controls have not affected our revenue historically, and we do not expect them to do so in the future. Sales of prescription drugs accounted for approximately 37% of our drugstore revenue for fiscal year ended March 31, 2009.

OTC Drugs. We offer approximately 1,500 OTC drugs, including western medicines and traditional Chinese medicines, for the treatment of common diseases. Sales of OTC drugs accounted for approximately 18% of our drugstore revenue in fiscal 2009.

Nutritional Supplements. We offer approximately 1,300 nutritional supplements, including a variety of healthcare supplements, vitamin, mineral and dietary products. According to a survey of over 8,000 households across China conducted in 2004 by China Pharmaceutical News, a newspaper sponsored by the State Food and Drug Administration (“SFDA”), a majority of Chinese consumers prefer to buy nutritional supplements from a reputable drugstore as opposed to supermarkets or convenience stores. Nutritional supplements normally generate higher gross margins than drugs. Sales of nutritional supplements accounted for approximately 6% of our drugstore revenue in fiscal 2009.

TCM Products. Each of our stores maintains a traditional Chinese medicine (“TCM”) counter, staffed by licensed herbalists who put together packages of herbs in a process similar to how our in-store pharmacists fill out prescriptions. Additionally, we offer various types of drinkable herbal remedies and pre-packaged herbal mixtures for making soup, which are used by consumers as health supplements. TCM products typically have higher margins than prescription and OTC drugs. Sales of TCM products accounted for approximately 10% of our drugstore revenue in fiscal 2009.

Sundry Products. Our sundry products include personal care products such as skin care, hair care and beauty products, convenience products such as soft drinks, packaged snacks, and other consumable, cleaning agents, stationeries, and seasonal and promotional items tailored to local consumer demand for convenience and quality. We believe offering these products increases customer visits by increasing the shopping convenience for our customers. Sales of sundry products accounted for approximately 27% of our revenue in fiscal 2009.

Medical Devices.  Our medical device offerings include family planning and birth control products, early pregnancy test products, portable electronic diagnostic apparatus, rehabilitation equipment, and surgical tools such as hemostats, needle forceps and surgical scissors. Sales of medical devices accounted for approximately 2% of our drugstore revenue in fiscal 2009.

In addition to the products available at our drugstores, we are unique because, as an additional convenience to our customers, we have licensed physicians available for consultation, examination and treatment of common ailments at scheduled hours. In addition, both our Daguan Clinic and Wenhua Clinic, which are adjacent to two of our drugstores, offer our customers urgent care (such as sprains, minor lacerations and dizziness), TCM (including acupuncture, therapeutic massage, moxibustion and cupping) and minor outpatient surgical treatments (such as suturing). Patient treatments at the two clinics follow nationally established clinical practice guidelines from the PRC Ministry of Health. Such access to licensed physicians enables our customers to walk into any one of our stores and directly consult with a doctor to determine the treatment most appropriate for his or her symptoms, then proceed to make the necessary in-store purchase of OTC or prescription medication.

To ensure quality and personal attention for patients, we employ only licensed doctors and certified nurses and technicians. We currently have on staff, at Daguan and Wenhua Clinics, 12 physicians of western medicine, 8 TCM doctors, 9 nurses, 2 TCM assistants and 2 laboratory technicians. Additionally, a doctor is onsite 5 days a week at our five busiest branches, namely, Taihe, Wushan, Banshan, Xiasha No. 2 and Lin’an, and makes a weekly visit to the remaining branches. The in-store consultations and examinations by our physicians are provided free-of-charge to ensure that our customers are being prescribed and taking the appropriate medicines for their ailments. Our medical staff also regularly offers free seminars and outreach programs covering various health issues that are topical to the communities where our drugstores are located. Such events are designed to not only raise public health awareness, but to reach potential customers for our drugstores.

We view the types of medical service that we provide as more consumer-driven than other health care specialties, because consumers requiring the types of medical service that we provide often seek treatment on their own accord. We have developed our medical service to respond to the public need for convenient access medical consultation and/or care and the significant savings that we can provide as compared to a more traditional medical setting such as a hospital. Patient flow is derived from the physical presence of Jiuzhou Grand Pharmacy, not from pre-existing doctor-patient relationships or referrals from other healthcare providers. We are able to market directly to our target consumers through the advertisements of Jiuzhou Grand Pharmacy. Thus, many of our patients often need immediate access, do not have a regular physician, or may lack suitable alternatives. Additionally, because Jiuzhou Grand Pharmacy operates in various locales, our physicians are adapted in their practice to serve the local communities in which they are based.

Customers

For fiscal 2009, our stores served an average of approximately 8,100 customers per day. We periodically conduct qualitative customer surveys, helping us to build a stronger understanding of our market position and our customers’ purchasing habits.

Our customers pay by cash, debit or credit cards, or medical insurance cards under municipal and provincial medical insurance programs. During the fiscal year ended March 31, 2009, approximately 80% of our revenue came from cash sales, 15% from Hangzhou’s medical insurance cards and 5% come from debit, credit, provincial medical insurance and other charge card sources. We obtain payments from the relevant government social security bureaus, for sales made to eligible participants in the national medical insurance program on a monthly basis. See “— Regulation — Reimbursement under the National Medical Insurance Program.” It takes approximately one year from the opening date for a store to be licensed to accept Hangzhou’s medical insurance cards. Of our 20 stores, 14 are licensed to accept Hangzhou’s medical insurance cards while 6 are awaiting approval as of the date of this current report. Our stores accepting Hangzhou’s medical insurance are designated as such on our outer signage.

Our Stores

All of our stores are located in Hangzhou, the provincial capital of Zhejiang Province, which has a population of approximately 7.97 million as of December 31, 2008. Prior to opening a store, we carefully evaluate sites to maximize consumer traffic, store visibility and convenience for our customers. All of our stores are located in well-established residential communities and prime retail locations where consumer purchasing power is relatively concentrated. Depending on its size, each drugstore has between two to twelve pharmacists on staff, all of whom are properly licensed. As of the date of this report, we operate a chain of 20 drugstores. In addition, we anticipate adding two more locations by the end of September 2009.  The anticipated openings, however, are subject to governmental approval and the progress of our store opening preparation.

After opening, a location may take up to one hundred twenty days to achieve our projected revenue goals for that particular location. Various factors influence individual store revenue including, but not limited to: location, nearby competition, local population demographics, and square footage. To date, we have not closed or targeted for closure any stores due to underperformance.

Marketing and Promotion

Our marketing and promotion strategy is to build brand recognition, increase customer traffic to our stores, attract new customers, build strong customer loyalty, maximize repeat customer visits and develop incremental revenue opportunities.

Our marketing department designs our chain-wide marketing efforts while each store designs local promotions based on local demographics and market conditions. We also launch single store promotional campaigns and community activities in connection with the openings of new stores. Our store managers and staff are also encouraged to propose their own advertising and promotion plans, including holiday promotions, posters and billboards. In addition, we offer special discounts and gift promotions for selected merchandise periodically in conjunction with our suppliers’ marketing programs. We also provide ancillary services such as providing free blood pressure measurements in our stores.

Many of our promotion programs are designed to encourage manufacturers to invest resources to market their brands within our stores. We charge manufacturers promotional fees in exchange for granting them the right to promote and display their products in our stores during promotional periods. We also allow manufacturers and distributors to station salespeople at our drugstore locations to promote their products, for which we receive a fee. We believe that manufacturer promotions improve our customers’ shopping experience because manufacturers provide purchasing incentives and information to help customers to make informed purchase decisions. We work to maintain strong inventory positions for merchandise featured in our promotions, as we believe this increases the effectiveness of our spending on promotion activities. As of the date of this current report, approximately 209 manufacturers’ sales personnel are working at our 20 branches.

As part of our marketing campaign, we offer our customers the Jiuzhou Drugstore Rewards Card (the “Rewards Card”). Certain discount pricing is only available to our customers who have a Rewards Card. After a customer signs up for the Rewards Card, we communicate via the customer’s preferred method: e-mail, traditional mail or text messages. Approximately 35% of total customers use the Rewards Card when making purchases. We intend to further extend this program to enhance customer acquisition and retention.

We run advertisements periodically in selected newspapers to promote our brand and the products carried in our stores. Under our agreements with certain newspapers, we run one-page weekly or monthly advertisements in these newspapers, and the newspapers publish healthcare-related feature articles relating to the products we advertise near the dates of our advertisements. We also promote our brand and products using billboards and radio and television commercials. Advertising expenses are borne either by the manufacturers of the products being advertised or us, or are shared, depending on our agreement with the particular manufacturer. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale in our stores.

Distribution Methods of Our Products or Services

We currently outsource all of the typical operations of a distribution center, including inventory, delivery and distribution, to Zhejiang Yingte Logistics Co., Ltd. (“Yingte Logistics”), one of the largest logistics companies in Zhejiang Province. Yingte Logistics is certified by Zhejiang Province to distribute prescription medication and our other products. The outsourcing of our distribution center functions to Yingte Logistics is designed to reduce our costs of operations and to provide us with the ability and flexibility for rapid expansion into other cities in Zhejiang Province.

Pursuant to our annual contract with Yingte Logistics, in addition to providing delivery and distribution services, Yingte Logistics provides us with a 5,000 square meter capacity warehouse for our exclusive use, sufficient to support up to 50 stores. Inventory and inventory management is controlled through our centralized management system that tracks inventory status retrieval, and is linked to all of our drugstores to track sales volume by product. Based on such information, we can instruct Yingte Logistics to make deliveries to each drugstore as necessary.

Suppliers

We currently source our merchandise from approximately 275 suppliers, including 46 wholesalers and 229 direct manufacturers. For the year ended March 31, 2009 two venders accounted for 32% of our total purchases. We believe that competitive sources are readily available for substantially all of the merchandise we carry in our stores. We believe that as we grow in size, our greater sourcing capability will make us a more attractive distribution channel for many drug manufacturers who can reduce their marketing expense while increasing their sales volume by selling directly to us, thereby reducing our cost of purchase.

Cash Control

For the year ended March 31, 2009, approximately 80% of our sales were made in cash and therefore, we have adopted strict cash control procedures in all of our stores. Specifically, the details of each sales event are recorded in our integrated information management system, and the cash generated at our stores is collected and deposited promptly in designated bank accounts, which are controlled by our headquarters. Our accounting department also carries out a daily reconciliation of sales data collected on our information management system with cash receipts as confirmed by the banks.

Quality Control

We place strong emphasis on quality control for both merchandise sourcing and in-store services. Our quality control starts with procurement. We select products based on the manufacturers and wholesalers’ GMP and GSP compliance status and their product quality, manufacturing facilities and technology, packaging, transportation and storage capabilities as well as market acceptance and cost competitiveness of the products. Additionally, we conduct random quality inspections of each batch of products we procure. We replace our suppliers if they fail to pass our quality inspections. Since there is a significant manufacturing capability surplus within the Chinese pharmaceutical industry, it is possible for us to change suppliers without a material interruption to our business.

All of our employees participate in a mandatory 36-hour training program regarding quality control annually, and we regularly dispatch quality inspectors to our stores to monitor the service quality of our staff.

Competition

The drugstore industry in China is intensely competitive, rapidly evolving and highly fragmented. We primarily compete with other retail drugstore chains or drugstores, but also increasingly face competition from discount stores, convenience stores and supermarkets as we increase our offering of non-drug convenience products and services. We compete for customers primarily on the basis of store location, merchandise selection, prices, the unique combination of pharmacy and medical care services that we offer and brand name recognition. We believe that continued consolidation of the drugstore industry and new store openings by chain store operators will further increase competitive pressures.

We believe the primary competitive factors include: (i) the ability to negotiate favorable discounts from drug manufacturers; (ii) responsiveness to customers’ needs; (iii) the ability to identify and apply effective cost management programs utilizing clinical strategies; (iv) the commitment to provide flexible, clinically-oriented services to customers; and (v) the quality, scope and costs of products and services offered to our customers. We compete with a number of large, national drugstore chains that may have more financial resources and stronger brand strength and management expertise than us, including China Nepstar Chain Drugstore Ltd. (“Nepstar”), Lao Bai Xing Grand Pharmacy (“Lao Bai Xing”) and Tian Tian Hao Grand Pharmacy (“Tian Tian”). In Hangzhou, as of December 31, 2008, Nepstar operated approximately 188 stores, Lao Bai Xing operated 8 stores, and Tian Tian operated 30 stores.  We additionally compete with local and independent drugstores and government-operated pharmacies. On average, the square footage of Tian Tian and Nepstar stores are significantly smaller than our average store size and do not have the breadth of product offerings or categories. Moreover, none of our competitors provide the medical consultations that we offer at our drugstores.

Patents, Trademarks, Licenses, Franchises, Concessions or Royalty Agreements

We do not currently own any patents or trademarks, and we are not a beneficiary of any licenses, franchises, concessions or royalty agreements. All our employees are required to enter into written employment agreements with us, pursuant to which they are subject to confidentiality obligations.

Applicable Government Regulations

Circular 106

On May 31, 2007, China’s State Administration of Foreign Exchange (“SAFE”) issued an official notice known as “Circular 106”, which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China. Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors”, issued jointly by Ministry of Commerce (“MOFCOM”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC affiliated entities include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, each of our consolidated PRC entities, including wholly foreign owned enterprises, or WFOEs, and domestic companies in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our consolidated PRC entities, including WFOEs and domestic companies, is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends. As of March 31, 2009, the accumulated balance of our statutory reserve funds reserves amounted to RMB 9.5 million (US$1.3 million) and the accumulated profits of our consolidated PRC entities that were available for dividend distribution amounted to RMB 30.4 million (US $5.0 million).

Taxation

The recently enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the EIT Law, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would treat us as a PRC resident enterprise.

Under the EIT Law and implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our common shares, or the gain you may realize from the transfer of our common shares, would be treated as income derived from sources within the PRC and be subject to PRC income tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our common shares might be able to claim the benefit of income tax treaties entered into between China and other countries.

General PRC Government Approval

As a distributor and retailer of pharmaceutical products, we are subject to regulation and oversight by different levels of the food and drug administration in China, in particular, the SFDA. The Law of the PRC on the Administration of Pharmaceutical Products, as amended, provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and governs the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products in China. The corresponding implementation regulations set out detailed rules with respect to the administration of pharmaceuticals in China. We are also subject to other PRC laws and regulations that are applicable to business operators, retailers and foreign-invested companies.

Distribution of Pharmaceutical Products

A distributor of pharmaceutical products must obtain a distribution permit from the relevant provincial- or designated municipal- or county-level food and drug administration. The grant of such permit is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment. The distribution permit is valid for five years, and the holder must apply for renewal of the permit within six months prior to its expiration. In addition, a pharmaceutical product distributor needs to obtain a business license from the relevant administration for industry and commerce prior to commencing its business. All of our consolidated entities that engage in retail pharmaceutical business have obtained necessary pharmaceutical distribution permits, and we do not expect any difficulties for us to renew these permits and/or certifications.

In addition, under the Supervision and Administration Rules on Pharmaceutical Product Distribution promulgated by the SFDA on January 31, 2007, and effective May 1, 2007, a pharmaceutical product distributor is responsible for its procurement and sales activities and is liable for the actions of its employees or agents in connection with their conduct of distribution on behalf of the distributor. A retail distributor of pharmaceutical products is not allowed to sell prescription pharmaceutical products, or Tier A OTC pharmaceutical products, listed in the national or provincial medical insurance catalogs without the presence of a certified in-store pharmacist. See “— Reimbursement under the National Medical Insurance Program.”

Restrictions on Foreign Ownership of Wholesale or Retail Pharmaceutical Business in China

PRC regulations on foreign investment currently permit foreign companies to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, these regulations restrict the number and size of retail pharmacy stores that a foreign investor may establish. If a foreign investor owns more than 30 stores that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor’s ownership interests in the stores are limited to 49.0%.

Our WFOE, Jiuxin Management, has entered into contractual arrangements with Jiuzhou Grand Pharmacy and its owners.

Good Supply Practice Standards

GSP standards regulate wholesale and retail pharmaceutical product distributors to ensure the quality of distribution of pharmaceutical products in China. The current applicable GSP standards require pharmaceutical product distributors to implement strict controls on the distribution of medicine products, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. The GSP certificate is usually valid for five years. Prior to opening, each of our stores must go through GSP certification. All 20 of our locations are GSP certified, and we anticipate that we will be able to obtain such certification for our 2 stores opening in September 2009.

Prescription Administration

Under the Rules on Administration of Prescriptions promulgated by the SFDA, effective May 1, 2007, doctors are required to include the chemical ingredients of the medicine they prescribe in their prescription and are not allowed to include brand names in their prescription. This regulation is designed to provide consumers with choices among different pharmaceutical products that contain the same chemical ingredients.

Advertisement of Pharmaceutical Products

In order to prevent misleading advertising of pharmaceutical products, the State Administration for Industry and Commerce (“SAIC”) and the SFDA jointly promulgated the Standards for Examination and Publication of Advertisements of Pharmaceutical Products and Rules for Examination of Advertisement of Pharmaceutical Products in March 2007. Under these regulations, there are prohibitions on the advertising of certain pharmaceutical products, and advertisement of prescription pharmaceutical products may only be made in authorized medical magazines. In addition, an approval must be obtained from the provincial level of food and drug administration before a pharmaceutical product may be advertised. Such approval, once obtained, is valid for one year.

Product Liability and Consumers Protection

Product liability claims may arise if the products sold have any harmful effect on the consumers. The injured party may make a claim for damages or compensation. The General Principles of the Civil Law of the PRC, which became effective in January 1987, state that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities for such damage or injuries.

The Product Quality Law of the PRC was enacted in 1993 and amended in 2000 to strengthen the quality control of products and protect consumers’ rights and interests. Under this law, manufacturers and distributors who produce or sell defective products may be subject to confiscation of earnings from such sales, revocation of business licenses and imposition of fines, and in severe circumstances, may be subject to criminal liability.

The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 31, 1993 and became effective on January 1, 1994 to protect consumers’ rights when they purchase or use goods or services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers. In extreme situations, pharmaceutical product manufacturers and distributors may be subject to criminal liability if their goods or services lead to the death or injuries of customers or other third parties.

Price Controls

The retail prices of some pharmaceutical products sold in China, primarily those included in the national and provincial medical insurance catalogs and those pharmaceutical products whose production or distribution are deemed to constitute monopolies, are subject to price controls in the form of fixed prices (for non-profit medical institutions) or price ceilings. Manufacturers or distributors cannot freely set or change the retail price for any price-controlled product above the applicable price ceiling or deviate from the applicable fixed price imposed by the PRC government. The prices of medicines that are not subject to price controls are determined freely at the discretion of the respective pharmaceutical companies, subject to notification to the provincial pricing authorities.

The retail prices of medicines that are subject to price controls are administered by the Price Control Office of the National Development and Reform Commission (“NDRC”), and provincial and regional price control authorities. The retail price, once set, also effectively determines the wholesale price of that medicine. From time to time, the NDRC publishes and updates a list of medicines that are subject to price control. Fixed prices and price ceilings on medicine are determined based on profit margins that the relevant government authorities deem reasonable, the type and quality of the medicine, its production costs, the prices of substitute medicine and the extent of the manufacturer’s compliance with the applicable Good Manufacturing Practice (“GMP”) standards. The NDRC directly regulates the pricing of a portion of the medicine on the list, and delegates to provincial and regional price control authorities the authority to regulate the pricing of the rest of the medicine on the list. Provincial and regional price control authorities have discretion to authorize price adjustments based on the local conditions and the level of local economic development. Currently, approximately 2,014 pharmaceutical products are subject to price controls. The price controls of all of those pharmaceutical products are administered by the NDRC.

Only the manufacturer of a medicine may apply for an increase in the retail price of the medicine, and it must either apply to the provincial price control authorities in the province where it is incorporated, if the medicine is provincially regulated, or to the NDRC, if the medicine is NDRC regulated. For a provincially regulated medicine, in cases where provincial price control authorities approve an application, manufacturers must file the newly approved price with the NDRC for record and thereafter the newly approved price will become binding and enforceable across China.

Since May 1998, the PRC government has been ordering reductions in the retail prices of various pharmaceutical products. The latest price reduction occurred in October 2008 and it affected 1,357 different pharmaceutical products, but it impacted only 105 of our 2,300 prescription drug prices. As of December 31, 2006, 2007 and 2008, 7.5%, 12.7% and 11.8% of the pharmaceutical products we offered were subject to price controls, respectively. Price controls, however, have had no significant impact on our operations as our price points have historically been substantially below such government-imposed ceilings.

The NDRC may grant premium pricing status to certain pharmaceutical products that are under price control. The NDRC may set the retail prices of pharmaceutical products that have obtained premium pricing status at a level that is significantly higher than comparable products.

Reimbursement under the National Medical Insurance Program

Eligible participants in the national medical insurance program, mainly consisting of urban residents, are entitled to purchase medicine when presenting their medical insurance cards in an authorized pharmacy, provided that the medicine they purchase have been included in the national or provincial medical insurance catalogs. Depending on relevant local regulations, authorized pharmacies either sell medicine on credit and obtain reimbursement from relevant government social security bureaus on a monthly basis, or receive payments from the participants at the time of their purchases, and the participants in turn obtain reimbursement from relevant government social security bureaus.

Medicine included in the national and provincial medical insurance catalogs is divided into two tiers. Purchases of Tier A pharmaceutical products are generally fully reimbursable, except that certain Tier A pharmaceutical products are only reimbursable to the extent the medicine are used for specifically stated purposes in the medical insurance catalogs. Purchasers of Tier B pharmaceutical products, which are generally more expensive than Tier A pharmaceutical products, are required to make a certain percentage of co-payments, with the remaining amount being reimbursable. The percentage of reimbursement for Tier B OTC pharmaceutical products varies in different regions in the PRC. Factors that affect the inclusion of medicine in the medical insurance catalogs include whether the medicine is consumed in large volumes and commonly prescribed for clinical use in China and whether it is considered to be important in meeting the basic healthcare needs of the general public.

The PRC Ministry of Labor and Social Security, together with other government authorities, has the power to determine every two years which medicine are included in the national medical insurance catalog, under which of the two tiers the included medicine falls, and whether an included medicine should be removed from the catalog. Provincial governments are required to include all Tier A medicines listed on the national Medical Insurance Catalog in their provincial medical insurance catalogs. For Tier B medicines listed in the national medical insurance catalog, provincial governments have the discretion to adjust upwards or downwards by no more than 15% from the number of Tier B medicine listed in the national medical insurance catalog that is to be included in the provincial medical insurance catalogs. The amount in a participant’s individual account under the program varies, depending on the amount of contributions from the participant and his or her employer. Generally, participants under the national medical insurance program who are from relatively wealthier parts of China and metropolitan centers have greater amounts in their individual accounts than those from other parts of the country. Different regions in China have different requirements regarding the caps of reimbursements in excess of the amounts in the individual accounts.

Sales of Nutritional Supplements and other Food Products

According to the PRC Food Hygiene Law and Rules on Food Hygiene Certification, a distributor of nutritional supplements and other food products must obtain a food hygiene certificate from relevant provincial or local health regulatory authorities. The grant of such certificate is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment. The food hygiene certificate is valid for four years, and the holder must apply for renewal of the certificate within six months prior to its expiration.

Medical Practice

Healthcare providers in China are required to comply with many laws and regulations at the national and local government levels. The laws and regulations applicable to our medical practice include the following:

•	We must register with and maintain an operating license from the local public health authority for each clinic that we operate, and is subject to annual review by the public health authority;

•	The Licensed Physician Act requires that we only hire PRC licensed physicians;

•
All waste material from our clinics must be properly collected, sterilized, deposited, transported and disposed of, and we are required to keep records of the origin, type and amount of all waste materials that we generate;

•	We must have at least 3 physicians, 5 nurses and 1 technician on staff at each clinic; and

•
We must establish and follow protocols to prevent medical malpractice, which require us to: (i) insure that patients are  adequately  informed  before they consent to medical operations or procedures; (ii) maintain  complete  medical  records which are available for review by the patient, physicians and the courts; (iii) voluntarily  report  any event of  malpractice  to a local  government agency; and (iv) support and justify  the  medical  services  we  provide  in  any   administrative investigation or litigation. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our license to operate.

Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions

As per China’s WTO commitments, “Foreign service suppliers are permitted to establish joint venture hospitals or clinics with local Chinese partners with quantitative limitations in line with China’s needs. Foreign majority ownership is permitted.” In accordance with the “Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions” jointly issued by the Ministry of Health (“MOH”) and MOFCOM in 2000, the Chinese party of Sino-foreign joint ventures and cooperative medical institutions shall hold no less than 30% of shares and legal rights or interest, which also mean foreign investors are allowed to hold a maximum stake of 70%. Such regulations also specify that the establishment of Sino-foreign joint venture and cooperative medical institutions should be approved respectively by MOH and MOFCOM. In other words, foreigners are allowed to run hospitals or clinics in the form of equity or co-operative joint ventures with an equity interest of up to 70% and a duration for co-operation of up to 20 years.

Environmental Matters

Our drugstore operations do not involve any activities subject to specific PRC environmental regulations.  Our medical clinics are in compliance with applicable regulations regarding the administration of medical wastes, including collections, temperate storage, package and labeling of medical wastes. Pursuant to such regulations, we contract with Dadi Weikang Medical Wastes Disposal Center to dispose of all medical wastes generated by our clinics.

Employees and other In-store Salespersons

Jiuzhou Grand Pharmacy currently has 293 employees, including 226 fulltime and 67 part-time. Jiuzhou Clinic currently has 33 fulltime employees, and Jiuzhou Service currently has 16 fulltime employees. Overall, we have not experienced any work stoppage and do not anticipate any work stoppage in the foreseeable future. Management believes that relations with our employees are good.

In addition to our employees, there are 204 sales personnel provided to our drugstores by various manufacturers, which pay us a fee for their presence in our stores. These manufacturers also compensate us to train these salespersons in our stores’ policies and procedures.

Corporate Information

Our principal executive offices are located at Room 507-513, 5th Floor A Building, Meidu Plaza, Gongshu District, Hangzhou, Zhejiang Province, China. Our telephone number is (86571) 8807-7078, and our facsimile number is (86571) 8823-3598.

Where You Can Find More Information

Because we are subject to the requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC.  You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.  In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this current report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to All of Our Business Segments

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Jiuzhou Grand Pharmacy opened its first drugstore in March 2004, Jiuzhou Clinic began its first clinic in October 2003, and Jiuzhou Service commenced operation in November 2005. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the pharmaceutical industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position;
•	attract additional customers and increase spending per customer;
•	respond to competitive market conditions;
•	increase awareness of our brand and continue to develop user and customer loyalty;
•	respond to changes in our regulatory environment;
•	maintain effective control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business; and
•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We depend substantially on the continuing efforts of our executive officers, and our business and prospects may be severely disrupted if we lose their services.

Our future success is dependent on the continued services of the key members of our management team. In particular, we depend on the services of the three co-founders of HJ Group, Mr. Lei Lu, who is also our chief executive officer and the chairman of our board of directors, and Ms. Li Qi and Mr. Chong’an Jin, who are also members of our board of directors. The implementation of our business strategy and our future success depend in large part on our continued ability to attract and retain highly qualified management personnel. We face competition for personnel from other drugstore chains, retail chains, supermarkets, convenience stores, pharmaceutical companies and other organizations. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our financial condition and results of operations. We may be unable to attract or retain the personnel required to achieve our business objectives and failure to do so could severely disrupt our business and prospects. The process of hiring suitably qualified personnel is also often lengthy. If our recruitment and retention efforts are unsuccessful in the future, it may be more difficult for us to execute our business strategy.

We do not maintain key-man insurance for members of our management team. If we lose the services of any senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects. Furthermore, as we expect to continue to expand our operations, we will need to continue attracting and retaining experienced management. Each of our three founders has entered into a confidentiality and non-competition agreement with us regarding these agreements. However, if any disputes arise between our founders and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that any of these agreements could be enforced in China, where the three founders reside and hold some of their assets. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could limit the protections available to you and us.”

We may need additional capital and may not be able to obtain it at acceptable terms or at all, which could adversely affect our liquidity and financial position.

As of June 30, 2009, we had RMB 8.7 million (US $1.3 million) in cash. Based on our current operating plans, we expect our existing resources, including our current cash and cash flows from operations, to be sufficient to fund our anticipated cash needs, including for working capital and capital expenditures for at least the next 12 months. We may, however, need to raise additional funds if our expenditures exceed our current expectations due to changed business conditions or other future developments. Our future liquidity needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or securities convertible or exchangeable to our equity securities would result in additional dilution to you. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that restrict our operational flexibility.

Our ability to raise additional funds in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for capital-raising activities by pharmaceutical companies; and

•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on commercially acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant shareholder dilution.

Risks Relating to Our Pharmacy

Our operating results are difficult to predict, and we may experience significant fluctuations in our operating results.

Our operating results may fluctuate significantly. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors causing these fluctuations include, among others:

•	our ability to maintain and increase sales to existing customers, attract new customers and satisfy our customers’ demands;
•	the frequency of customer visits to our drugstores and the quantity and mix of products our customers purchase;
•	the price we charge for our products or changes in our pricing strategies or the pricing strategies of our competitors;

•	timing and costs of marketing and promotional programs organized by us and/or our suppliers, including the extent to which we or our suppliers offer promotional discounts to our customers;

•	our ability to acquire merchandise, manage inventory and fulfill orders;

•	technical difficulties, system downtime or interruptions that may affect our product selection, procurement, pricing, distribution and retail management processes;

•	the introduction by our competitors of new products or services;

•	the effects of strategic alliances, potential acquisitions and other business combinations, and our ability to successfully and timely integrate them into our business;

•	changes in government regulations with respect to pharmaceutical and retail industries; and

•	current economic and geopolitical conditions in China and elsewhere.

In addition, a significant percentage of our operating expenses are fixed in the short term. As a result, a delay in generating revenue for any reason could result in substantial operating losses.

Moreover, our business is subject to seasonal variations in demand. In particular, traditional retail seasonality affects the sales of certain pharmaceuticals and other non-pharmaceutical products. Sales of our pharmaceutical products benefit in the fourth quarter from the winter cold and flu season, and are lower in the first quarter of each year because Chinese New Year falls into the first quarter of each year and our customers generally pay fewer visits to drugstores during this period. In addition, sales of some health and beauty products are driven, to some extent, by seasonal purchasing patterns and seasonal product changes. Failure to manage the increased sales effectively in the high sale season, and increases in inventory in anticipation of sales increase could have a material adverse effect on our financial condition, results of operations and cash flow.

Many of the factors discussed above are beyond our control, making our quarterly results difficult to predict, which could cause the trading price of our securities to decline below investor expectations. You should not rely on our operating results for prior periods as an indication of our future results.

We may not be able to timely identify or otherwise effectively respond to changing customer preferences, and we may fail to optimize our product offering and inventory position.

The drugstore industry in China is rapidly evolving and is subject to rapidly changing customer preferences that are difficult to predict. Our success depends on our ability to anticipate and identify customer preferences and adapt our product selection to these preferences. In particular, we must optimize our product selection and inventory positions based on sales trends. We cannot assure you that our product selection, especially our selections of nutritional supplements and food products, will accurately reflect customer preferences at any given time. If we fail to anticipate accurately either the market for our products or customers’ purchasing habits or fail to respond to customers’ changing preferences promptly and effectively, we may not be able to adapt our product selection to customer preferences or make appropriate adjustments to our inventory positions, which could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to establish effective advertising, marketing and promotional programs.

Our success depends on our ability to establish effective advertising, marketing and promotional programs, including pricing strategies implemented in response to competitive pressures and/or to drive demand for our products. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale in our stores. Our pricing strategies and value proposition must be appropriate for our target customers. If we are not able to maintain and increase the awareness of our pharmacy brand, products and services, we may not be able to attract and retain customers and our reputation may also suffer. We expect to incur substantial expenses in our marketing and promotional efforts to both attract and retain customers. However, our marketing and promotional activities may be less successful than we anticipate, and may not be effective at building our brand awareness and customer base. We also cannot assure you that our current and planned spending on marketing activities will be adequate to support our future growth. Failure to successfully execute our advertising, marketing and promotional programs may result in material decreases in our revenue and profitability.

If we are unable to optimize management of our distribution activities, we may be unable to meet customer demand.

We currently outsource our distribution and inventory functions to Yingte Logistics. Our ability to meet customer demand may be significantly limited if we do not successfully and efficiently conduct our distribution activities, or if Yingte Logistics’ facilities are destroyed or shut down for any reason, including as the result of a natural disaster. Any disruption in the operation of our distribution could result in higher costs or longer lead times associated with distributing our products. In addition, as it is difficult to predict accurate sales volume in our industry, we may be unable to optimize our distribution activities, which may result in excess or insufficient inventory, warehousing, fulfillment or distribution capacity. Furthermore, failure to effectively control product damage during distribution process could decrease our operating margins and reduce our profitability.

Failure to maintain optimal inventory levels could increase our inventory holding costs or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

We need to maintain sufficient inventory levels to operate our business successfully as well as meet our customers’ expectations. However, we must also guard against the risk of accumulating excess inventory. We are exposed to inventory risks as a result of our increased offering of private label products, rapid changes in product life cycles, changing consumer preferences, uncertainty of success of product launches, seasonality, and manufacturer backorders and other vendor-related problems. We cannot assure you that we can accurately predict these trends and events and avoid over-stocking or under-stocking products. In addition, demand for products could change significantly between the time product inventory is ordered and the time it is available for sale. When we begin selling a new product, it is particularly difficult to forecast product demand accurately. The purchase of certain types of inventory may require significant lead-time. As we carry a broad selection of products and maintain significant inventory levels for a substantial portion of our merchandise, we may be unable to sell such inventory in sufficient quantities or during the relevant selling seasons. Carrying too much inventory would increase our inventory holding costs, and failure to have inventory in stock when a customer orders or purchases it could cause us to lose that order or lose that customer, either of which could have a material adverse effect on our business, financial condition and results of operations.

The centralization of procurement may not help us achieve anticipated savings and may place additional burdens on the management of our supply chain.

All of the product procurement for our drugstore chain is handled through our corporate headquarters. Such centralization of merchandise procurement and replenishment operations is intended to reduce cost of goods sold as a result of volume purchase benefits. However, we may be less successful than anticipated in achieving these volume purchase benefits. In addition, the centralization of merchandise procurement is expected to increase the complexity of tracking inventory, create additional inventory handling and transportation costs and place additional burdens on the management of our supply chain. Furthermore, we may not be successful in achieving the cost savings expected from the renegotiation of certain supplier contracts due to the nature of the products covered by those contracts and the market position of the related suppliers. If we cannot successfully reduce our costs through centralizing procurement, our profitability and prospects would be materially and adversely affected.

Our brand name, trade secrets and other intellectual property are valuable assets. If we are unable to protect them from infringement, our business and prospects may be harmed.

We consider our pharmacy brand name to be a valuable asset. We may be unable to prevent third parties from using our brand name without authorization. Unauthorized use of our brand name by third parties may adversely affect our business and reputation, including the perceived quality and reliability of our products and services.

We also rely on trade secrets to protect our know-how and other proprietary information, including pricing, purchasing, promotional strategies, customer lists and/or suppliers lists. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. In addition, confidentiality agreements, if any, executed by the foregoing persons may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts could be expensive and time-consuming, and the outcome is unpredictable. In addition, if our competitors independently develop information that is equivalent to our trade secrets or other proprietary information, it will be even more difficult for us to enforce our rights and our business and prospects could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the intellectual property rights of others. However, because the validity, enforceability and scope of protection of intellectual property rights in the PRC are uncertain and still evolving, we may not be successful in prosecuting these cases. In addition, any litigation or proceeding or other efforts to protect our intellectual property rights could result in substantial costs and diversion of our resources and could seriously harm our business and operating results. Furthermore, the degree of future protection of our proprietary rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we are unable to protect our trade names, trade secrets and other propriety information from infringement, our business, financial condition and results of operations may be materially and adversely affected.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use our proprietary information and know-how without infringing third party intellectual property rights. As litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources, may have or may obtain intellectual property protection that will prevent, limit or interfere with our ability to conduct our business in China. Moreover, the defense of intellectual property suits, including trademark infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay ongoing royalties;

•	redesign our product offerings; or

•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase from our stores, which could have a material adverse effect on our financial condition and results of operations.

We rely on computer software and hardware systems in managing our operations, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our integrated information management system to monitor daily operations of our drugstores and to maintain accurate and up-to-date operating and financial data for compilation of management information. In addition, we rely on our computer hardware and network for the storage, delivery and transmission of the data of our retail system. Any system failure which causes interruptions to the input, retrieval and transmission of data or increase in the service time could disrupt our normal operation. Although we believe that our disaster recovery plan is adequate in handling the failure of our computer software and hardware systems, we cannot assure you that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid our business being disrupted. Any failure in our computer software and/or hardware systems could have a material adverse effect on our business, financial condition and results of operations. In addition, if the capacity of our computer software and hardware systems fails to meet the increasing needs of our expanding operations, our ability to grow may be constrained.

As a retailer of pharmaceutical and other healthcare products, we are exposed to inherent risks relating to product liability and personal injury claims.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs. Furthermore, the applicable laws, rules and regulations require our in-store pharmacists to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information the in-store pharmacists deem significant. Our in-store pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects and we may be liable for claims arising from advices given by our in-store pharmacists. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a retailer, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim. We may also be obligated to recall affected products. Any product liability claim or product recall may result in adverse publicity regarding us and the products we sell, which would harm our reputation. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

Future acquisitions are expected to be a part of our growth strategy, and could expose us to significant business risks.

One of our strategies is to grow our business through acquisition. However, we cannot assure you that we will be able to identify and secure suitable acquisition opportunities. Our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms for larger acquisitions, if at all.

Moreover, if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all. The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and potential disruption of our existing business. Furthermore, we cannot assure you that the expected synergies from future acquisitions will actually materialize. In addition, future acquisitions could result in the incurrence of additional indebtedness, costs, and contingent liabilities. Future acquisitions may also expose us to potential risks, including risks associated with:

•	the integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses;

•	our inability to generate sufficient revenue to recover costs and expenses of the acquisitions; and

•	potential loss of, or harm to, relationships with employees or customers.

Any of the above could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

We may not be able to manage our expansion of operations effectively and failure to do so could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

We anticipate continued expansion of our business to address growth in demand for our products and services, as well as to capture new market opportunities. The continued growth of our business has resulted in, and will continue to result in, substantial demands on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	our ability to continue to identify and lease new store locations at acceptable prices;

•	our ability to optimize product offerings and increase sales of private label products;

•	our ability to control procurement cost and optimize product pricing;

•
our ability to control operating expenses and achieve a high level of efficiency, including, in particular, our ability to manage the amount of time required to open new stores and for stores to become profitable, to maintain sufficient inventory levels and to manage warehousing, buying and distribution costs;

•	information technology system enhancement;

•	strengthening of financial and management controls;

•	increased marketing, sales and sales support activities; and

•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We depend on the continued service of, and on the ability to attract, motivate and retain a sufficient number of qualified and skilled staff, especially in-store pharmacists, for our stores.

Our ability to continue expanding our retail drugstore chain and deliver high quality products and customer service depends on our ability to attract and retain qualified and skilled staff, especially in-store pharmacists. In particular, the applicable PRC regulations require at least one qualified pharmacist to be stationed in every drugstore to instruct or advise customers on prescription drugs. Over the years, a significant shortage of pharmacists has developed due to increasing demand within the drugstore industry as well as demand from other businesses in the healthcare industry. We cannot assure you that we will be able to attract, hire and retain sufficient numbers of skilled personnel and in-store pharmacists necessary to continue to develop and grow our business. The inability to attract and retain a sufficient number of skilled personnel and in-store pharmacists could limit our ability to open additional stores, increase revenue or deliver high quality customer service. In addition, competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our financial condition and results of operations.

We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability would be materially and adversely affected.

The drugstore industry in China is highly competitive, and we expect competition to intensify in the future. Our primary competitors include other drugstore chains and independent drugstores. We also increasingly face competition from discount stores, convenience stores and supermarkets as we increase our offering of non-drug convenience products and services. We compete for customers and revenue primarily on the basis of store location, merchandise selection, price, services that we offer and our brand name. We believe that the continued consolidation of the drugstore industry and continued new store openings by chain store operators will further increase competitive pressures in the industry. In addition, we may be subject to additional competition from new entrants to the drugstore industry in China. If the PRC government removes the barriers for the foreign companies to operate majority-owned retail drugstore business in China, we could face increased competition from foreign companies. Some of our larger competitors may enjoy competitive advantages, such as:

•	greater financial and other resources;

•	larger variety of products;

•	more extensive and advanced supply chain management systems;

•	greater pricing flexibility;

•	larger economies of scale and purchasing power;

•	more extensive advertising and marketing efforts;

•	greater knowledge of local market conditions;

•	stronger brand recognition; and

•	larger sales and distribution networks.

As a result, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors or otherwise respond successfully to competitive pressures. In addition, our competitors may be able to offer larger discounts on competing products, and we may not be able to profitably match those discounts. Furthermore, our competitors may offer products that are more attractive to our customers or that render our products uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operation and prospects.

Changes in economic conditions and consumer confidence in China may influence the retail industry, consumer preferences and spending patterns.

Our business and revenue growth primarily depend on the size of the retail market of pharmaceutical products in China. As a result, our revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. In particular, as we focus our expansion of retail stores in metropolitan markets, where living standards and consumer purchasing power are relatively high, we are especially susceptible to changes in economic conditions, consumer confidence and customer preferences of the urban Chinese population. External factors beyond our control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. In addition, acts of war or terrorism may cause damage to our facilities, disrupt the supply of the products and services we offer in our stores or adversely impact consumer demand. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

The retail prices of some of our products are subject to control, including periodic downward adjustment, by PRC governmental authorities.

An increasing percentage of our pharmaceutical products, primarily those included in the national and provincial medical insurance catalogs, are subject to price controls in the form of fixed retail prices or retail price ceilings. See “Government Approval and Regulation of Our Principal Products or Services — Price Controls” above. In addition, the retail prices of these products are also subject to periodic downward adjustments as the PRC governmental authorities seek to make pharmaceutical products more affordable to the general public. Since May 1998, the relevant PRC governmental authorities have ordered price reductions of thousands of pharmaceutical products. The latest price reduction occurred in December 2007 and affected 47 different pharmaceutical products, none of which is sold in our stores. Any future price controls or government mandated price reductions may have a material adverse affect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

Our retail operations require a number of permits and licenses in order to carry on their business.

Drugstores in China are required to obtain certain permits and licenses from various PRC governmental authorities, including GSP certification. We are also required to obtain food hygiene certificates for the distribution of nutritional supplements and food products. We cannot assure you that we can maintain all required licenses, permits and certifications to carry on our business at all times, and from time to time we may have not been in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses, permits and certifications when required by applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we may successfully obtain such licenses, permits or certifications.

The continued penetration of counterfeit products into the retail market in China may damage our brand and reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

There has been continued penetration of counterfeit products into the pharmaceutical retail market in China. Counterfeit products are generally sold at lower prices than the authentic products due to their low production costs, and in some cases are very similar in appearance to the authentic products. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts, and are typically manufactured without proper licenses or approvals as well as fraudulently mislabeled with respect to their content and/or manufacturer. Although the PRC government has been increasingly active in combating counterfeit pharmaceutical and other products, there is not yet an effective counterfeit pharmaceutical product regulation control and enforcement system in China. Although we have implemented a series of quality control procedures in our procurement process, we cannot assure you that we would not be selling counterfeit pharmaceutical products inadvertently. Any unintentional sale of counterfeit products may subject us to negative publicity, fines and other administrative penalties or even result in litigation against us. Moreover, the continued proliferation of counterfeit products and other products in recent years may reinforce the negative image of retailers among consumers in China, and may severely harm the reputation and brand name of companies like us. The continued proliferation of counterfeit products in China could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under the PRC National Medical Insurance Program.

Eligible participants in the PRC national medical insurance program, mainly consisting of urban residents in China, are entitled to buy medicines using their medical insurance cards in an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy, in turn, obtains reimbursement from the relevant government social security bureaus. Moreover, the applicable PRC laws, rules and regulations prohibit pharmacies from selling goods other than pre-approved medicines when purchases are made with medical insurance cards. We have established procedures to prohibit our drugstores from selling unauthorized goods to customers who make purchases with medical insurance cards. However, we cannot assure you that those procedures will be strictly followed by all of our employees in all of our stores. In the past, there have been incidents involving our store staff selling products other than pre-approved medicines to customers who make payment with medical insurance cards, and we have been subject to negative publicity, fines and other administrative penalties. These penalties included the revocation of two of our stores’ status as authorized pharmacies, and such status has not been reinstated as of the date of this annual report. If any of our drugstores or sales personnel is found to have sold products other than pre-approved medicines to customers who make payment with medical insurance cards, we would be subject to fines or other penalties, and, to the extent we have outstanding claims from government social security bureaus, those claims could be rejected. Either of these cases could damage our reputation as well as have a material adverse effect on our business, financial condition, results of operations.

Risks Relating to Our Medical Services

If we do not attract and retain qualified physicians and other medical personnel, our ability to provide medical services would be adversely affected.

The success of our medical services will be, in part, dependent upon the number and quality of doctors, nurses and other medical support personnel that we employ and our ability to maintain good relations with them. Our medical staff may terminate their employment with us at any time. If we are unable to successfully maintain good relationships with them, our ability to provide medical services may be adversely affected.

The provision of medical services is heavily regulated in the PRC and failure to comply with those regulations could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the ownership of facilities; the addition of facilities and services; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially adversely affect our business and results of operations in the event we do not comply or if the cost of compliance is expensive. The above list of certain regulated areas is not exhaustive and it is not possible to anticipate the exact nature of future healthcare legislative reform in China. Depending on the priorities determined by the Chinese Ministry of Health, the political climate at any given time, the continued development of the Chinese healthcare system and many other factors, future legislative reforms may be highly diverse, including stringent infection control policies, improved rural healthcare facilities, increased regulation of the distribution of pharmaceuticals and numerous other policy matters. Consequently, the implications of these future reforms could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

As a provider of medical services, any misdiagnosis or improper treatment may result in adverse publicity regarding us, which would harm our reputation. If we are found liable for malpractice claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. Because malpractice claims are not common in China, we do not carry malpractice insurance. As a result, any imposition of malpractice liability could materially harm our business, financial condition and results of operations.

We face competition that could adversely affect our results of operations.

Our clinics compete with a large number and variety of healthcare facilities in their respective markets. There are numerous government-run and private hospitals and clinics available to the general populace. There can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive position. Further, there can be no assurance that a healthcare organization, having greater resources in the provision or management of healthcare services, will not decide to engage in operations similar to those being conducted by us in Hangzhou.

Risks Related to Our Corporate Structure

In order to comply with Chinese regulations limiting foreign ownership of Chinese pharmacy chain operating 30 or more stores and limiting foreign ownership of Chinese medical clinics to Sino-foreign joint venture, we conduct our drugstore business through Jiuzhou Grand Pharmacy and our clinics through Jiuzhou Clinic and Jiuzhou Service by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected. If the PRC regulatory bodies determine that the agreements that establish the structure for operating our business in China do not comply with PRC regulatory restrictions on foreign investment in drugstore and medical practice, we could be subject to severe penalties. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

Current PRC regulations limit any foreign investor’s ownership of drugstores to 49.0% if the investor owns interests in more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers. Since we do not own any equity interests in Jiuzhou Grand Pharmacy, but controls the drugstore chain through contractual arrangements with our WFOE, Jiuxin Management, we have been advised by our PRC counsel that the regulations on foreign ownership of drugstores do not apply to Jiuzhou Grand Pharmacy even if the chain expands beyond 30 stores. Similarly, foreign ownership of medical practice in China is limited to means of Sino-foreign joint venture. Since we do not have actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, the PRC regulations restricting foreign ownership of medical practice are not applicable to us or our structure.

There are, however, uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements. Although we have been advised by our PRC counsel, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Jiuzhou Grand Pharmacy, Jiuzhou Clinic, Jiuzhou Service and their respective owners) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, the PRC Property Rights Law that became effective on October 1, 2007 may require us to register with the relevant government authority the security interests on the equity interests in Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service granted to us under the equity pledge agreements that are part of the contractual arrangements. If we are required to register such security interests, failure to complete such registration in a timely manner may result in such equity pledge agreements to be unenforceable against third party claims.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we, Jiuxin Management, Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC consolidated entities;

•	discontinuing or restricting the operations of our PRC consolidated entities;

•	imposing conditions or requirements with which we or our PRC consolidated entities may not be able to comply;

•	requiring us or our PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or

•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of drugstores and the practice of medicine.

The Chinese government regulates drugstores and the practice of medicine including foreign ownership, and the licensing and permit requirements. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the industry include the following:

•
we only have contractual control over Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service. We do not own them due to the restriction of foreign investment in pharmacy chains with 30 or more drugstores and foreign ownership of medical practice; and

•
uncertainties relating to the regulation of drugstores and medical practice in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business.

Our contractual arrangements with Jiuzhou Grand Pharmacy, Jiuzhou Clinic, Jiuzhou Service and their respective owners may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service, and rely on contractual arrangements to control and operate these companies and their businesses. These contractual arrangements may not be as effective in providing control over these companies as direct ownership. For example, Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service could fail to take actions required for our business despite its contractual obligation to do so. If Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service fails to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that the respective owners of Jiuzhou Grand Pharmacy, Jiuzhou Clinic or Jiuzhou Service will act in our best interests.

Because we rely on contractual arrangements to control HJ Group and for our revenue, the termination of such agreements, which are subject to automatic termination provisions, will severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Jiuxin Management, our WFOE, and each of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service. All of our business operations are conducted by, and we derive all of our revenues from, the three HJ Group companies. Because neither we nor our WFOE own equity interests of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service, the termination of the contractual arrangements would sever our ability to continue receiving payments from these companies under our current holding company structure.

Pursuant to the terms of our contractual arrangements with these companies, such agreements are subject to automatic termination on May 1, 2010 unless the Registrant completes a financing of $25 million and its common stock becomes listed on the NASDAQ Capital Market by such date, and there is no assurance that the Registrant will be able to satisfy these conditions on or prior to such date or at all. As we do not have any equity interests in any of the HJ Group companies, in the event the contractual arrangements terminate, whether pursuant to these automatic termination provisions or otherwise, we will lose our control over them and their business operations, as well as our sole source of revenues. Should this occur, we may seek to acquire control of the HJ Group companies through other means, although we cannot guarantee that we will do so, nor can we guarantee that we will be successful if we do.

In addition to the foregoing automatic termination provisions, we cannot assure you that there will not be any other event or reason that may cause the contractual arrangements to terminate. In the event that the contractual arrangements are terminated for any reason, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.

We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and rely principally on dividends paid by our consolidated PRC operating entities for cash requirements, including the funds necessary to service any debt we may incur. In particular, we rely on earnings generated by each of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service, which are passed on to us through Jiuxin Management. If any of the consolidated operating entities incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements in a manner that would materially and adversely affect our ability to pay dividends and other distributions on our equity interest.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Under PRC laws, rules and regulations, our consolidated PRC entities are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their statutory surplus reserve fund until the accumulative amount of such reserves reach 50.0% of their respective registered capital. As a result, our consolidated PRC entities are restricted in their ability to transfer a portion of their net income to us whether in the form of dividends, loans or advances. As of March 31, 2009, our restricted reserves totaled RMB 9.5 million (US $1.3 million) and we had unrestricted retained earnings of RMB 30.4 million (US $5.0 million). Our restricted reserves are not distributable as cash dividends. Any limitation on the ability of our consolidated operating entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Management members of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Lei Liu, the chief executive officer and a director after the Exchange, is also the Executive Director of Jiuzhou Grand Pharmacy, a General Partner of Jiuzhou Clinic, and the Supervising Director of Jiuzhou Service. Chongan Jin, appointed to the board of directors as part of the Exchange, is the Supervising Director of Jiuzhou Grand Pharmacy, the Managing General Partner of Jiuzhou Clinic, and the Executive Director of Jiuzhou Service. Li Qi, who is the General Manager of each of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service and a General Partner of Jiuzhou Clinic, was also appointed to the board of directors as part of the Exchange. Conflicts of interests between their respective duties to our company and HJ Group may arise. As our directors and executive officer (in the case of Mr. Liu), they have a duty of loyalty and care to us under U.S. and Hong Kong law when there are any potential conflicts of interests between our company and HJ Group. We cannot assure you, however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in HJ Group’s interests to sever the contractual arrangements with Jiuxin Management, irrespective of the effect such action may have on us. In addition, any one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment that HJ Group is obligated to remit to us under the consulting services agreement.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against HJ Group or our officers or directors who are members of HJ Group’s management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service and their respective management, all of which are located in China.

Risks Related to Doing Business in China

The three HJ Group companies are subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our indirect investments in the three HJ Group companies. As a result of our holding company structure, we rely entirely on payments from these companies under their contractual arrangements with our WFOE, Jiuxin Management. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through the three HJ Group companies, all of which are PRC entities. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Jiuxin Management and the three HJ Group companies. In addition, all of HJ Group’s assets are located in, and all of our other senior executive officers (excepting our chief financial officer) reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may have substantial difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management members located in the United States.

We may need to obtain additional governmental approvals to open new drugstores. Our inability to obtain such approvals will have a material adverse effect on our business and growth.

According to the Measures on the Administration of Foreign Investment in the Commercial Sector promulgated by the PRC Ministry of Commerce (the “Measures”), which became effective on June 1, 2004, a company that is directly owned by a foreign invested enterprise needs to obtain relevant governmental approvals before it opens new retail stores. However, there are no specific laws, rules or regulations with respect to whether it is necessary for a company contractually controlled by a foreign invested enterprise to obtain approvals to open new retail stores. In addition, the Measures state that PRC Ministry of Commerce will promulgate a detailed implementation regulation to govern foreign invested enterprises engaging in drug sale. However, such implementation regulation has not yet been promulgated. Therefore we cannot assure you that the PRC Ministry of Commerce will not require that such approvals to be obtained. If additional governmental approval is deemed to be necessary and we are not able to obtain such approvals on a timely basis or at all, our business, financial condition, results of operations and prospects, as well as the trading price of our common stock, will be materially and adversely affected.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from the three HJ Group companies. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and our PRC affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues, costs, and financial assets are mostly denominated in RMB while our reporting currency is the U.S. dollar. Accordingly, this may result in gains or losses from currency translation on our financial statements.  We rely entirely on fees paid to us by our affiliated entities in China. Therefore, any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

 Dividends we receive from our subsidiary located in the PRC may be subject to PRC withholding tax.

The recently enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that a maximum income tax rate of 20% is applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC, and the State Council has reduced such rate to 10% through the implementation regulations. We are a Nevada holding company and substantially all of our income is derived from the operations of the three HJ Group companies located in the PRC, who are contractually obligated to pay their quarterly profits to our WFOE. Therefore, dividends paid to us by our WFOE  in China may be subject to the 10% income tax if we are considered as a “non-resident enterprise” under the EIT Law. If we are required under the EIT Law and its implementation regulations to pay income tax for any dividends we receive from our WFOE, it may have a material and adverse effect on our net income and materially reduce the amount of dividends, if any, we may pay to our shareholders.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our WFOE. Shortages in the availability of foreign currency may restrict the ability of our WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. However, approval from the SAFE or its local branch is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our common shares have historically been sporadically or "thinly-traded" on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section, as well as elsewhere in this current report. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Immediately after the closing of the Exchange, our directors and executive officers (both current and incoming) will control approximately 63.8% of our outstanding shares of stock that are entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the retail pharmacy markets;

•	changes in the economic performance or market valuations of other retail pharmacy operators;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from a proposed offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Since Grand Pharmacy Group operated as a private enterprise without public reporting obligations prior to the Exchange, we have committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company prior to the Exchange. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority (“FINRA”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 20 million shares of our common stock outstanding as of September 17, 2009, approximately 1.55 million shares are, or will be, freely tradable without restriction, unless held by our "affiliates", as of September 17, 2009. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our common stock.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends is within the discretion of our board of directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this current report. The financial data for the years ended March 31, 2009 and 2008 were derived from our audited financial statements, and for the three months ended June 30, 2009 and 2008, and as of June 30, 2009 from our reviewed financial statements, included in this current report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Three months ended June 30,		Year ended March 31,	Year ended March 31,
	2009 (Unaudited)	2008 (Unaudited)	2009 (Audited)	2008 (Audited)

Net sales	$11,681,464	$11,150,389	$44,776,652	$31,311,942
Cost of sales	8,657,568	8,303,439	32,607,741	23,835,859

Gross profit	3,023,896	2,846,950	12,168,911	7,476,083

Selling expenses	477,777	359,161	1,712,474	1,359,087
General and administrative expenses	365,210	212,454	1,399,305	699,069
Total operating expenses	842,987	571,615	3,111,779	2,058,156

Income (loss) from operations	2,180,909	2,275,335	9,057,132	5,417,927
Non-operating income (expense)	6,635	(9,591)	17,369	(6,854)

Income (loss) before income taxes	2,187,544	2,265,744	9,074,501	5,411,073
Income taxes	588,383	524,925	2,260,985	2,023,194

Net income (loss)	$1,599,161	$1,740,819	$6,813,516	$3,387,879

		As at March 31,
	As at June 30, 2009	2009	2008
Consolidated Balance Sheet Data:	(Unaudited)	(Audited)	(Audited)
Cash and Cash Equivalents	$1,272,148	$966,302	$878,948
Working Capital (Deficit)	4,906,427	3,662,966	(1,102,484)
Total Assets	17,244,127	15,965,201	8,255,647
Total Liabilities	8,988,839	9,307,054	8,439,304
Total Shareholders’ Equity (Deficit)	8,255,288	6,657,547	(183,657)

The Exchange contemplated under the Exchange Agreement is deemed to be a reverse acquisition, where Kerrisdale (the legal acquirer) is considered the accounting acquiree and Renovation (the legal acquiree) is considered the accounting acquirer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion of the financial condition and results of operation of Grand Pharmacy Group for the fiscal years ended March 31, 2009 and 2008, and for the three months ended June 30, 2009 and 2008, should be read in conjunction with the selected consolidated financial data, the financial statements and the notes to those statements that are included elsewhere in this current report on Form 8-K (“Form 8-K”). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We, Grand Pharmacy Group, are in the drugstore chain business in the PRC, and are comprised of Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”), a Hong Kong company, its wholly-owned PRC subsidiary, Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), and three PRC companies that we control through Jiuxin Management, namely Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Grand Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership (“Jiuzhou Clinic”), and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”).

All of our business operations are carried out by Jiuzhou Grand Pharmacy, Jiuzhou Clinic and Jiuzhou Service. We control these companies and their operations through a series of contractual arrangements between Jiuxin Management, on the one hand, and each of these three companies and their owners, on the other hand. Please see “Relationships with HJ Group and Their Owners” above and Note [1] to our consolidated financial statements for the three months ended June 30, 2009, and for fiscal year 2008 included in this current report for a description of these contractual arrangements and their impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements in accordance with accounting principals generally accepted in the United States, which requires us to make judgments, estimates and assumptions that affect: (i) the reported amounts of our assets and liabilities; (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenue and expenses during each reporting period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

We believe that any reasonable deviation from those judgments and estimates would not have a material impact on our financial condition or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the statement of operations and corresponding balance sheet accounts would be necessary. These adjustments would be made in future financial statements.

When reading our financial statements, you should consider: (i) our critical accounting policies; (ii) the judgment and other uncertainties affecting the application of such policies; and (iii) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements. We have not made any material changes in the methodology used in these accounting policies during the past two years.

Revenue recognition

Revenue from sales of prescription medicine at the drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription.

Revenue from sales of other merchandise at the drugstores is recognized at the point of sale, which is when the customer pays for and receives the merchandise.

Revenue from medical services is recognized after the service has been rendered to the customer.

Revenue from sales of merchandise to non-retail customers is recognized when the following conditions are met: 1) persuasive evidence of an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); 2) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; 3) the sales price is fixed or determinable; and 4) collectability is probable. Historically, sales returns have been immaterial.

Our revenue is net of value added tax (“VAT”) collected on behalf of tax authorities in respect of the sale of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the balance sheet until it is paid to the tax authorities.

Vendor allowances

The Company accounts for vendor allowances according to Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor and EITF Issue No. 03-10, Application of EITF Issue No. 02-16 by Reseller to Sales Incentives Offered to Consumers by Manufacturers. Vendor allowances reduce the carrying value of inventories and subsequently transferred to cost of goods sold when the inventories are sold, unless those allowances are specifically identified as reimbursements for advertising, promotion and other services, in which case they are recognized as a reduction of the related advertising and promotion costs.

Depreciation and Amortization

Our non current assets include property and equipment, including leasehold improvements, long term deposits and long term advances to suppliers. We depreciate our equipment assets using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful lives of the equipment (including the salvage values), in order to determine the amount of depreciation expense to be recorded during any reporting period. We amortize leasehold improvements of our retail drugstores and other business premises over the shorter of five years or lease term. A majority of our leases have a five-year term. We estimate the useful lives of our other property and equipment at the time we acquire the assets based on our historical experience with similar assets as well as anticipated technological and other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, we may shorten the useful lives assigned to these assets as appropriate, which will result in the recognition of increased depreciation and amortization expense in future periods. There has been no change to the estimated useful lives and salvage values 2008 and 2009.

Impairment of Long-Lived Assets

We evaluate our long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Based on its review, we believe that, as of March 31, 2009 and 2008, there was no impairment.

Inventories

We state our inventory at the lower of cost or market. Cost is determined using the weighted average cost method. Market is the lower of replacement cost or net realizable value. We carry out physical inventory counts on a monthly basis at each store and distribution location to ensure that the amounts reflected in the consolidated financial statements at each reporting period are properly stated and valued. We record write-downs to inventory for shrinkage losses and damaged merchandise that are identified during the inventory counts. The inventory write downs for the fiscal years ending March 31, 2009 and 2008 have been immaterial.

Results of Operations

Results of Operations - Three Months ended June 30, 2009 as compared to Three Months ended June 30, 2008

Revenue. Our revenue increased slightly by 4.8% to $11.7 million for the three months ended June 30, 2009 from $11.1 million for the three months ended June 30, 2008. During the three months ended June 30, 2008, we were running a large promotional activity which significantly increased sales of our sundries and nutritional supplements which collectively decreased from 41.8% of overall revenue for the three months ended June 30, 2008 to 26.7% for the three months ended June 30, 2009, even though we were operating fewer stores during the three months ended June 30, 2008. During the three months ended June 30, 2009, we did not run a similar marketing promotion and focused opening new locations. As we open additional stores, we anticipate that our overall revenue will continue to increase.

Gross Profit. Our gross profit increased by 6.2% to $3.0 million for the three months ended June 30, 2009 from $2.8 million for the three months ended June 30, 2008. Our gross margin remained relatively constant at 25.9% for the three months ended June 30, 2009 compared with 25.5% for the three months ended June 30, 2008. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 33.0% to $0.5 million for the three months ended June 30, 2009 from $0.4 million for the three months ended June 30, 2008. This increase was primarily a result of the continued expansion of our drugstore chain from 11 stores for the three months ended June 30, 2008 to 19 stores for the three months ended June 30, 2009. Sales and marketing expenses as a percentage of our revenue increased slightly to 4.1% for the three months ended June 30, 2009 from 3.2% for the three months ended June 30, 2008. We expect that our sales and marketing expenses will increase as we continue to expand our store network.

General and Administrative Expenses. Our general and administrative expenses increased by 71.9% to $0.4 million for the three months ended June 30, 2009 from $0.2 million for the three months ended June 30, 2008. This increase was primarily due to increased administrative costs to operate new stores. General and administrative expenses as a percentage of our revenue increased slightly from 1.9% for the three months ended June 30, 2008 to 3.1% for the three months ended June 30, 2009. As we continue to open drugstores, further develop our infrastructure, and begin to incur expenses related to being a United States publicly traded company, we anticipate that our general and administrative expenses will continue to increase.

Income from Operations. As a result of the foregoing, our income from operations decreased to $2.1 million for the three months ended June 30, 2009 from $2.3 million for the three months ended June 30, 2008, a decrease of 4.15%. Our operating margin for the three months ended June 30, 2009 and 2008 was 18.7% and 20.3%, respectively.

Income Taxes. Our income tax expense remained relatively constant at $0.6 million for the three months ended June 30, 2009 from $0. 5 million for the three months ended June 30, 2008. Our effective tax rate was 27% and 22% for the three months ended June 30, 2009 and 2008, respectively.

Net Income. As a result of the foregoing, our net income decreased to $1.6 million for the three months ended June 30, 2009 from $1.7 million for the three months June 30, 2008.

Results of Operations - Year Ended March 31, 2009 as compared to year ended March 31, 2008

Revenue. Our revenue increased by 43.0% to $44.8 million for year ended March 31, 2009 from $31.3 million for the year ended March 31, 2008. This increase was primarily attributable to the additional drugstores that we operated period-over-period: from 9 stores during the year ended March 31, 2008 to 16 stores during the year ended March 31, 2009.  Our revenue increase was attributable to customer retention, running promotional activities, marketing to new customers and increased sales from existing locations. As we open additional stores, we anticipate that our overall revenue will continue to increase.

Gross Profit. Our gross profit increased by 62.8% to $12.2 million for the year ended March 31, 2009 from $7.5 million for the year ended March 31, 2008. Our gross margin increased to 27.2% for the year ended March 31, 2009 from 23.9% for the year ended March 31, 2008 primarily as a result of increased bargaining power with our suppliers as a result of operating additional stores We anticipate that our gross profit will increase as we continue to open more stores. We anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers by purchasing larger quantities of products. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 26.0% to $1.7 million for the year ended March 31, 2009 from $1.4 million for the year ended March 31, 2008. This increase was primarily a result of the continued expansion of our drugstore chain. Sales and marketing expenses as a percentage of our revenue decreased slightly to 3.8% for the year ended March 31, 2009 from 4.3% for the year ended March 31, 2008. However, we expect that our sales and marketing expenses will increase as we continue to expand our store network.

General and Administrative Expenses. Our general and administrative expenses increased by 100% to $1.4 million for the year ended March 31, 2009 from $0.7 million for the year ended March 31, 2008. This increase was primarily due to increased administrative costs to operate new stores. General and administrative expenses as a percentage of our revenue increased slightly from 2.2% for the year ended March 31, 2008 to 3.1% for the year ended March 31, 2009. As we continue to build our infrastructure and begin operating as a United States publicly traded company, we anticipate that our general and administrative expenses will continue to increase.

Income from Operations. As a result of the foregoing, our income from operations increased to $9.1 million for the year ended March 31, 2009 from $5.4 million for the year ended March 31, 2008, an increase of 67.2%. Our operating margin increased from 17.3% for the year ended March 31, 2008 to 20.2% for the year ended March 31, 2009.

Income Taxes. Our income tax expense increased to $2.3 million for the year ended March 31, 2009 from $2.0 million for the year ended March 31, 2008 as a result of our increased operating income. Our effective tax rate decreased from 37.4% for the year ended March 31, 2008 to 25% for the year ended March 31, 2009.

Net Income. As a result of the foregoing, our net income increased to $6.8 million for the year ended March 31, 2009 from $3.4 million for the year ended March 31, 2008.

Liquidity

Three Month Period Ended June 30, 2009

For the three months ended June 30, 2009, we generated $454,651 from operating activities, as compared to cash used in operating activities of $92,559 for the three months ended June 30, 2008. The increase is primarily attributable to a decrease in advances made to suppliers of $1,460,399 from the three months ended June 30, 2008 to the three months ended June 30, 2009 offset by a decrease in inventory liquidation from the three months ended June 30, 2008 to the three months ended June 30, 2009 of $448,243 and taxes paid of $342,294 from the three months ended June 30, 2008 to the three months ended June 30, 2009.

We used $178,562 in investing activities during the three months ended June 30, 2009 as compared to $79,018 during the three months ended June 30, 2008 as a result of opening 3 stores during the three months ended June 30, 2009 as compared to opening 2 stores during the three months ended June 30, 2008.

There was no cash used in or provided by for the three months ended June 30, 2009 and 2008.

As of June 30, 2009, we had cash of $1,272,149. Our total current assets were $13,895,266 and our total current liabilities were $8,988,839 which resulted in a net working capital of $4,906,427. We believe that we have sufficient cash flow to meet our obligations on a timely basis in the foreseeable future.

Year Ended March 31, 2009

For the year ended March 31, 2009, we used cash in operating activities of $230,990, as compared to cash provided by operating activities of $1,421,926 for the year ended March 31, 2008. The decrease is primarily attributable to an increase in long term rental deposits of $2,005,795 and supplier advances of $4,307,901 offset by an increase in net income of $3,425,637 from the year ended March 31, 2008 to March 31, 2009.

We used $474,072 in investing activities during the year March 31, 2009 as compared to $348,886 during the year March 31, 2008 as a result of adding additional stores during the year ended March 31, 2009.

Cash provided by financing activities was $805,193 for the year ended March 31, 2009 as compared to cash used in financing activities of $772,398 for the year ended March 31, 2008. As described in Note 10 of the accompanying footnotes to our consolidated financial statements, we borrowed $1,465,600 and partially repaid loans totaling $512,400 during the year ended March 31, 2009 while we made payments of $772,398 towards a short term loan during the year ended March 31, 2008.

As of March 31, 2009, we had cash of $996,302. Our total current assets were $12,970,620 and our total current liabilities were $9,307,654 which resulted in a net working capital of $3,662,966.

Capital Resources

During the year ended March 31, 2009, we borrowed $1,465,600. We have funded our continued expansion from our operating cash flow. However, if we were to expand more aggressively throughout Hangzhou and other parts of Zhejiang Province, we will need additional capital.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

When we open store locations, we typically enter into lease agreements that are generally between four to five years. Our commitments for minimum rental payments under our leases for the next five years and thereafter are as follows:

Years ending March 31,
2010	$1,057,975
2011	897,791
2012	616,612
2013	372,540
2014	243,676
Thereafter	34,269

Logistics Services Commitments

We use a third party service provider, Zhejiang Yingte Logistics Co., Ltd., (“Yingte”) to accept goods from our suppliers and to deliver the goods to our store locations. On January 1, 2009 we entered into a one year agreement with Yingte and are obligated to pay 1% of the purchase price of the goods received from our suppliers by Yingte during the term of the agreement, January 1, 2009 to December 31, 2009, with a contractual minimum of 2,900,000 RMB.

Off-balance Sheet Arrangements

We do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions, see the section of this current report entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

DESCRIPTION OF PROPERTY

All of our current business operations, including our corporate headquarters, our distribution center and branch stores, are located in Hangzhou, and all of the space for our operations is leased from third parties, as summarized in the following table:

Principal Activities	Location	Approx. Area (square meters)	Opening Date	Lease Expiration Date
Main Office	Room 507-513, 5th Floor A Building, Meidu Plaza Gongshu District, Hangzhou	729	N/A	March 3, 2012

Taihe Branch	No. 121 Jiefang Road, Shangcheng District	521	March 11, 2004	September 30, 2009

Daguan Branch	No. 8 Deyuan Road, Gongshu District	1,985	June 9, 2004	June 20, 2010

Wenhua Branch	No. 233 West Wenyi Road, West Lake District	800	September 6, 2004	August 1, 2010

Wensan Branch	No. 451 Wensan Road, West Lake District	178	April 28, 2005	July 31, 2008

Banshan Branch	No,63-4 to No.63-8, Building 63, Hang Gang Nan Yuan, Gongshu District	600	April 28, 2005	November 16, 2013

Qiutao Branch	1st Floor, No. 276 North Qiutao Road, Jianggan District	200	November 24, 2006	November 30, 2011

Beijingyuan Branch	No. 1028 Dongxin Road, Xiacheng District	161	July 4, 2007	July 31, 2010

Jinfang Branch	Building 1 Qianjiangqiyuan, Jianggan District	139	November 30, 2007	November 2, 2013

Xiasha No. 2 Branch	No. 8-1 No. 4 Avenue, Baiyang Street, Economic & Technology Development Zone	532	December 6, 2007	October 14, 2014

Dongxin Branch	No. 77 East Xiangjisi Road, Xiacheng District	100	April 2, 2008	January 15, 2013

Wushan Branch	No. 35 Yanan Road, Shangcheng District	300	April 23, 2008	December 13, 2010

Binjiang Branch	No 500 Weiye Road, Binjiang District	83	July 8, 2008	June 5, 2013

Gongbei Branch	No.1074 and No. 1076 Shangtang Road, Gongshu District	200	June 24, 2008	June 19, 2014

Changhe Branch	No. 27 and No. 29 Changjiangzhong Road, Changhe Street, Binjiang District	80	November 28, 2008	October 30, 2013

Gudun Branch	Jindu Garden C-7, 311, 313, 315, 317, 319 Gudun Road	315	January 16, 2009	October 31, 2011

Lin’an Branch	403 Qianwang Road Lin’an District	364	March 7, 2009	December 17, 2013

Kuaileren Branch	No. 7 Jiubao Street	220	April 30, 2009	March 27, 2015
	Jianggan District
Jingfang Branch	No. 2-52 to No. 2-53	182	May 27, 2009	March 7, 2014
	Jingfangliuqu, Tanhua’an Road Jiang Gan District
Daguan No. 2 Branch	No. 75 Danguanyuan Road Gong Shu District	130	June 26, 2009	June 5, 2014

Caihe Branch	No. 22 to No. 28, Caihe Road Jianggan District	63	July 17, 2009	July 31, 2014

We must negotiate with the landlords for an extension of the old leases or enter into new leases upon their termination, and our landlords may request a rent increase. Under applicable PRC law, we have priority over other potential lessees with respect to the leased store space on the same terms. We also do not expect any significant difficulties in renewal of existing leases upon their expiration, where desired. Our community stores are normally relatively small in size and the facilities inside the store are easily movable. As a result, we do not expect our drugstore operations to be materially and adversely affected by any failure to renew or enter into new leases.

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth certain information concerning the number of the Registrant’s common shares owned beneficially immediately prior to the Closing of the Exchange by: (i) each person (including any group) known to us to own five percent (5%) or more of any class of the Registrant’s voting securities, (ii) each of the Registrant’s directors and executive officers, and (iii) all officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the common shares shown.

Common Stock Beneficially Owned
Executive officers and directors:	Number of Shares beneficially owned (1)	Percentage of class beneficially owned after the Transaction (1)
Huoqing Chen (2)	0	0
All directors and executive officers as a group (one person)	0	0

5% Shareholders:
John S. Morita (3)	1,000,000	23.81
John Yinglong He (4)	1,000,000	23.81

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 16, 2009. As of September 16, 2009, there were 4,200,000 common shares issued and outstanding.

(2)	Huoqing Chen’s address is: Floor 8, Xuequan Tower, No. 1 Zhichun Road, Beijing, PRC 100083.

(3)	John S. Morita’s address is: 145 West 44th Avenue, Vancouver, BC V5Y 2V3, Canada.

(4)	John Yinglong He’s address is: 4620 Coventry Drive, Richmond, BC V7C 4R2, Canada.

SECURITY OWNERSHIP IMMEDIATELY AFTER CHANGE OF CONTROL

The following table sets forth certain information regarding the number of the Registrant’s common shares beneficially owned after the Closing, for (i) each person (including any group) known to us to own five percent (5%) or more of any class of the Registrant’s voting securities, (ii) each current and incoming executive officers and directors, and (iii) all current and incoming executive officers and directors as a group.

Common Stock Beneficially Owned
Executive officers and directors: (1)	Number of Shares beneficially owned (2)	Percentage of class beneficially owned after the Transaction (3)
Lei Liu, chief executive officer and Chairman of the Board of Directors (4) (8)		60.3%
Bennet P. Tchaikovsky, chief financial officer (4) (5)		1.0%
Li Qi, Incoming Director (4) (8)		60.3%
Chongan Jin, Incoming Director (4) (8)		60.3%
Shike Zhu, Incoming Director (4) (6)		2.5%
Huoqi Chen, Director (4) (7)		0.0%
All directors and executive officers as a group (5 persons)		63.8%

5% Shareholders: (1)
Super Marvel Limited (8)		60.30%

(1)	Unless otherwise noted, the address for each of the named beneficial owners is: Room 507-513, 5th Floor, A Building, Meidu Plaza, Gongshu District, Hangzhou, Zhejiang Province, China.

(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(3)
Pursuant to the terms of the Exchange Agreement, the Registrant issued 15,800,000 common shares to the Renovation Stockholders equal to approximately 79% of the Registrant’s issued and outstanding common shares as of the Closing Date of the Exchange. Immediately after the Closing of the Exchange, the Registrant had 20,000,000 issued and outstanding shares of common stock. Percentage totals may vary slightly due to rounding.

(4)
In connection with the Exchange, Huoqi Chen resigned as President, chief executive officer, chief financial officer, treasurer and secretary, and in his place, Lei Liu was appointed as chief executive officer and Bennet P. Tchaikovsky as chief financial officer. Mr. Liu was additionally appointed to the board of directors. In addition, at the expiration of the 10-day period following the delivery and/or mailing of the Schedule 14f-1 Information Statement to our shareholders as required under Rule 14(f)-1, the resignation of Mr. Chen from, and the appointments of Li Qi, Chongan Jin and Shike Zhu to, our board of directors will also become effective.

(5)	Bennet P. Tchaikovsky’s address is: 6571 Morningside Drive, Huntington Beach, CA 92648.

(6)	Shike Zhu’s address is: Citigroup Tower, 24/F, 33 Hua Yuan Shi Qiao Road, Pudong New Area, Shanghai, China 200120.

(7)	Huoqing Chen’s address is: Floor 8, Xuequan Tower, No. 1 Zhichun Road, Beijing, PRC 100083.

(8)
The address of Super Marvel Limited (“Super Marvel”) address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The owners of Super Marvel are Lei Liu (39%), who is also its Executive Director, and Li Qi (30%) and Chongan Jin (31%), who are also its Directors. As such, they are deemed to have or share investment control over Super Marvel’s portfolio. The numbers of shares of Kerrisdale common stock reported herein as beneficially owned by Mr. Liu, Ms. Qi and Mr. Jin are held by Super Marvel, which they in turn own indirectly through their respective ownership of Super Marvel.

MANAGEMENT

Appointment of New Officers and Directors

In accordance with the Exchange Agreement, the Registrant’s board of directors appointed Lei Liu to the board of directors effective at the Closing. In addition, upon the Registrant’s compliance with the provisions of Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder, the resignation of Huoqi Chen from, and the appointments of Li Qi, Chongan Jin and Shike Zhu to, the Registrant’s board of directors will also become effective.

Additionally, upon Closing, Mr. Chen resigned as the Registrant’s president, chief executive officer, chief financial officer, treasurer and secretary. Immediately following the resignation of Mr. Chen, the Registrant’s new officers are as described in the table below:

Name	Age	Position
Lei Liu	45	Chief Executive Officer and Chairman of the Board of Directors
Bennet P. Tchaikovsky	40	Chief Financial Officer
Li Qi	37	Secretary

Biographical Information

The following is a brief account of the education and business experience of the incoming directors and executive officers during at least the past five years, indicating the person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Lei Liu is one of the three founders of HJ Group, and has been the executive director of Jiuzhou Grand Pharmacy since September 2003 and the supervising director of Jiuzhou Service since November 2005. From December 1997 to August 2003, Mr. Liu worked in Tai He Drugstore as a general manager. From September 1992 to November 1997, Mr. Liu was an administration offical of Hangzhou Medical Junior College, his alma mater, where he was also a researcher and an anatomy instructor from September 1983 to July 1992. Mr. Liu has been a licensed researcher in the PRC since September 1988.

Bennet P. Tchaikovsky is presently the chief financial officer of Skystar Bio-Pharmaceutical Company which he performs on a part-time basis. He is also currently serving on the board of directors of Ever-Glory International Group, Inc., as chairman of the audit committee and member of the compensation committee, and the board of directors of Sino Clean Energy, Inc., as chairman of the audit committee and member of the compensation and nominating committees. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc. Mr. Tchaikovsky acted as a consultant to Innovative Card Technologies from November 2007 until July 2008. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Li Qi is one of the three founders of HJ Group and is currently the general manager of both Jiuzhou Grand Pharmacy and Jiuzhou Service. From January 2000 to June 2003, Ms. Qi worked in Zhejiang Yikang Drugstore as a general manager. From October 1991 to January 2000, Ms. Qi worked in the Branch Hospital of Hangzhou No. 1 People’s Hospital as a nurse. Ms. Qi is a licensed TCM pharmacist in the PRC and is a 1991 graduate of Hangzhou Nurse School.

Chongan Jin is one of the three founders of HJ Group and is presently the executive director of Jiuzhou Service and the managing general partner of Jiuzhou Clinic. From June 1996 to September 2003, Mr.Jin worked for Hangzhou Qiantang Medical Outpatient Clinic as a general manager. From December 1991 to October 1994, he worked in Hangzhou Hospital of Traditional Chinese Medicine as a physician of western medicine. From September 1988 to December 1991, Mr. Jin worked in Zhejiang Tumor Hospital as a physician of western medicine. In July 1988, Mr. Jin received a B.S. in Medicine from Sun Yat-sen Medical University, and is a licensed pharmacist in the PRC.

Shike Zhu is the chairman of Huai Nan Tian Rui Goods & Materials Co., Ltd., a post he has held since 2003. He is also the director of Tianri Rubber Products Co., Ltd. since 1994, where he was also the deputy general manager from 1994 to 1998. Since May 2008, Mr. Zhu has served as advisor to the chairman of China Wind Systems, Inc. From October 1988 to May 1994, Mr. Zhu was an official of Tiantai municipal government in Zhejiang Province, service as vice director of the Overseas Chinese Affairs Office and vice director of the Overseas Chinese Federation. Mr. Zhu is a graduate of Zhejiang TV University Engineering Management College.

Family Relationships

There are no family relationships between or among any of the current and incoming directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the incoming officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Code of Ethics

We have not adopted a code of ethics as of the date of this current report. Prior to the Closing, the Registrant only had one individual acting as its director and executive officer, and it had no employees. However, we plan to adopt a code of ethics in the near future.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than reported in our annual report on Form 10-K filed on October 27, 2008, and except that Huoqi Chen, John S. Morita and John Yinglong He have not filed Form 3 reports in connection with transactions that occurred prior to the Exchange Transaction, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.

Board of Directors, Board Meetings and Committees

Prior to the Closing, Huoqi Chen served as the Registrant’s sole director. Concurrent with and effective at the Closing, Lei Liu became a member of the board of directors. In addition, at the expiration of the 10-day period following the delivery and/or mailing of the Schedule 14f-1 Information Statement to our shareholders as required under Rule 14(f)-1, the resignation of Huoqi Chen from, and the appointments of Li Qi, Chongan Jin and Shike Zhu to, the Registrant’s board of directors will become effective, after which the board of directors will comprise of four (4) members, all of whom, except for Mr. Shike Zhu, are management members of HJ Group. All members of the board of directors serve in their capacity until their terms expire or until their successors are duly elected and qualified. The Registrant’s bylaws provide that the authorized number of directors is between one (1) and thirteen (13).

Common Stock Beneficially Owned
Executive officers and directors:	Number of Shares beneficially owned (1)	Percentage of class beneficially owned after the Transaction (1)
Huoqi Chen (2)	0	0
All directors and executive officers as a group (one person)	0	0

5% Shareholders:
John S. Morita (3)	1,000,000	23.81
John Yinglong He (4)	1,000,000	23.81

Lei Liu has been appointed as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with the chief financial officer to review the Registrant’s financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

The board of directors held no formal meetings during the most recently completed fiscal year. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Nevada and our By-laws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Board Committees; Director Independence

As of this date the Registrant’s board of directors has not appointed a nominating committee, audit committee or compensation committee, or committees performing similar functions nor does it have a written nominating, compensation or audit committee charter. The board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by the board of directors. Further, the Registrant is not a "listed company" under SEC rules and thus is not required to have a compensation committee or a nominating committee. Accordingly, the Registrant does not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. The functions ordinarily handled by these committees are currently handled by the entire board of directors. The board of directors intends, however, to review the governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of the Registrant’s business.

We do not believe that any of the current or incoming directors are considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include "independent" directors.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. We believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our chief executive officer at the address appearing on the face page of this current report. We do not have a policy regarding the attendance of board members at the annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Former Executive Officers

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year of the Registrant ended July 30, 2009 by its former chief executive officer, chief financial officer and each of the other two highest paid executives, if any, whose total compensation exceeded $100,000 during the fiscal year ended July 30, 2009.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Huoqi Chen, former President, chief executive officer, chief financial officer, treasurer, and secretary (1)	2008	0	0	0	0	0	0	0	0

John S. Morita, former President and chief executive officer (2)	2008	0	0	0	0	0	0	0	0

John Yinglong He, former chief financial officer, treasurer and secretary (3)	2008	0	0	0	0	0	0	0	0

(1)
Mr. Chen was appointed as the Registrant’s president and chief executive officer on September 4, 2008, and as chief financial officer, treasurer and secretary on August 12, 2008. Mr. Chen resigned from all of these positions on September 17, 2009.

(2)	Mr. Morita was appointed as the Registrant’s president and chief executive officer on December 19, 2006, and resigned from these positions on September 4, 2008.

(3)	Mr. He was appointed as the Registrant’s chief financial officer, treasurer and secretary on December 19, 2006, and resigned from these positions on August 12, 2008.

Incoming Executive Officers

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year of Renovation ended March 31, 2009 by the incoming chief executive officer, chief financial officer and each of the other two highest paid executives of Grand Pharmacy Group, if any, whose total compensation exceeded $100,000 during the fiscal year ended March 31, 2009.
Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensa- Tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Lei Liu, incoming president and chief executive officer (1)	2009	10,000	0	0	0	0	0	0	10,000

Bennet P. Tchaikovsky, incoming chief financial officer (2)	2009	0	0	0	0	0	0	0	0

(1)
Salary and other annual compensation paid to Mr. Liu are from Grand Pharmacy Group and are expressed in U.S. Dollars based on the interbank exchange rate of RMB 6.83 for each 1.00 U.S. Dollar, on March 31, 2009.

(2)
Mr. Tchaikovsky was appointed chief financial officer of Renovation on July 30, 2009 and accordingly did not receive any compensation from Grand Pharmacy Group for the fiscal year ended March 31, 2008.

Employment Agreements

Except as described below, we currently have no employment agreements with any of our officers.

CFO Services Agreement for the Services of Bennet P. Tchaikovsky

On July 30, 2009, we entered into a CFO Services Agreement (the “CFO Agreement”) with Worldwide Officers, Inc., a California corporation (“WOI”), pursuant to which we have retained the services of Bennet P. Tchaikovsky to serve as our chief financial officer until the completion of a financing. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States, and we agreed to pay $30,000 for his services through the close of a financing. We also agree to include Mr. Tchaikovsky as an insured under a directors and officers insurance policy during his term of engagement, and to enter into an indemnification agreement with him should we enter into such an agreement with any member of our board of directors.

The CFO Agreement terminates at the closing of a financing, provided that we shall enter into a new agreement at that time with WOI to continue Mr. Tchaikovsky’s engagement as our chief financial officer. Additionally, the CFO Agreement automatically terminates 9 months from the date of its execution if the Registrant’s common stock is not listed on the Nasdaq Capital Market or if a financing is not completed by such time. We may also terminate the CFO Agreement upon a 30-day written notice to Mr. Tchaikovsky. On the other hand, Mr. Tchaikovsky may terminate the CFO Agreement upon a 90-day written notice to us.

Director Compensation

We do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board of directors may, in the future, award stock options to purchase shares of common stock to our directors.

Potential Payments Upon Termination or Change-In-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no such agreements, plans or arrangements in place. As a result, we have omitted this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement and Plan of Share Exchange

On September 17, 2009, the Registrant executed the Exchange Agreement with Renovation and the Renovation Stockholders. Renovation owns 100% of Jiuxin Management, which is a WFOE under the laws of the PRC.

On the Closing Date of the Exchange Agreement, the Registrant issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding common stock of Renovation. After the Closing, the Registrant has a total of 20,000,000 shares of common stock outstanding, with the Renovation Stockholders owning approximately 79% of the Registrant’s total issued and outstanding common shares.

As a result of the Exchange, the Renovation Stockholders became the Registrant’s controlling shareholders and Renovation became its wholly owned subsidiary. In connection therewith, the Registrant acquired the business and operations of Jiuxin Management, and its principal business activities are conducted through Jiuxin Management in China.

Related Party Transactions of Grand Pharmacy Group

Set forth below are the related party transactions among Grand Pharmacy Group, their equity owners and officers and/or directors:

	June 30, 2009	March 31, 2009
	(Unaudited)
Amounts due from directors (1):	$2,432	$2,432
Amount due to director (2):	$326,715	$326,715
Advances to supplier (3):	$1,890,410	$1,797,104

(1)	Represents interest free loans to two directors of the Company, Li Qi and Chongan Jing. The loans are due upon demand.

(2)	Represents leasehold improvement expenses paid by a director of the Company, Lei Liu, on behalf of the Company. The amount is interest from and due upon demand.

(3)	Represents prepayment for inventory purchase made to a supplier, which was formerly owned by the Company’s directors. The Company will collect inventory from the supplier.

The Company also leases a retail space and the corporate office space from a director of the Company under long-term operating lease agreements beginning August 2008 to August 2010 and from January 2008 to March 2012, respectively. The annual rent for the retail space and the corporate office are $170,123 and $134,330 for the years ended March 31, 2009 and 2008, respectively. For the years ended March 31, 2009 and 2008, rent paid to Mr. Liu amounted to $171,360 and $134,330, respectively.

Related Party Transaction of the Registrant

DESCRIPTION OF SECURITIES

General

The Registrant’s authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. After the Closing of the Exchange, the Registrant has 20,000,000 shares of common stock issued and outstanding held by approximately 21 stockholders of record.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time.  Each such class or series shall be distinctly designated.  All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative.  The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time.  Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.  The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Registrant’s common stock is traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol “KMNG.OB”. There was no active trading market for the common stock before May 1, 2008. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.
Common Stock

Quarter Ended	High Bid	Low Bid
June 30, 2009	0.00	0.00
March 31, 2009	0.00	0.00
December 31, 2008	0.55	0.15
September 30, 2008	1.12	0.25
June 30, 2008	1.11	0.00

Shareholders

After the closing of the Exchange, we have approximately 21 shareholders of record of our issued and outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Island Stock Transfer. The transfer agent’s address is 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701, and their telephone number is (727) 289-0010.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our company.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this current report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the provisions of the State of Nevada’s Revised Business Statutes, the Registrant has adopted the following indemnification provisions in its Bylaws for its directors and officers:

“.01       Indemnification.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

.02       Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

.03       Successful Defense.

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

.04       Authorization.

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05       Advances.

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

.06       Nonexclusivity.

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

.07       Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

.08       "Corporation" Defined.

For purposes of this Section, references to the "Corporation" shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.”

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation, Bylaws, the Nevada Revised Business Statutes, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities

Exchange

On September 17, 2009, and as described under Item 2.01 above, pursuant to the Exchange Agreement, the Registrant issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding capital stock of Renovation. The issuance of these shares was exempt from registration pursuant to Regulation D and Regulation S under the Securities Act. The Registrant made this determination based on the representations of the Renovation Stockholders, which included, in pertinent part, that such shareholders were an “accredited investor” as that term is defined in Regulation D under the Securities Act, or were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

July 2007 Common Stock Offering

On July 16, 2007, we completed an offering of 1,000,000 shares of our common stock at a price of $0.02 per share to a total of 25 purchasers. The total amount received from this offering was $20,000. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
Yuxian An	40,000
Jordan Buck	40,000
Richard Chan	40,000
Yibin Han	40,000
Yingbin He	40,000
Thomas J. Kennedy	40,000
Deborah Kennedy	40,000
Robert Kennedy	40,000
Guoliang Liu	40,000
Michelle Z. Liu	40,000
Yuzhi Liu	40,000
Jody Morita	40,000
Hua Niu	40,000
Xiaoming Ran	40,000
Richard X. Song	40,000
Yuxia Wang	40,000
Winnie Lai Wah Wing	40,000
Shun Rong Wu	40,000
Qing Xia	40,000
Shenglin Xu	40,000
Dwayne Yaretz	40,000
Peiqin Yu	40,000
Xiao Bo Zhang	40,000
Shuang Zhen	40,000
Yenyou Zheng	40,000

March 2007 Common Stock Offering

On March 8, 2007, we completed an offering of 1,200,000 shares of our common stock at a price of $0.008 per share to a total of 6 purchasers. The total amount received from this offering was $9,600. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
Ya Qin	200,000
Sue Morita	200,000
Yingzhe He	200,000
Gary Buck	200,000
Jason Buck	200,000
Linda Buck	200,000

January 2007 Common Stock Offering

On January 16, 2007, we completed an offering of 2,000,000 shares of our common stock at a price of $0.002 per share to a total of 2 purchasers. The total amount received from this offering was $4,000. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
John S. Morita	1,000,000
John Yinglong He	1,000,000

Each offer or sale to the subscribers in the January, March and July 2007 common stock offerings listed above was made in an offshore transaction. Neither the Registrant, nor a distributor, nor any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States. Offering restrictions were, and are, implemented. No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person. Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person. Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act. The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Item 5.01 Changes in Control of Registrant.

As explained more fully above in Item 2.01, in connection with the Exchange, the Registrant issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for the transfer of 100% of the outstanding shares of Renovation’s capital stock by the Renovation Stockholders to the Registrant. As a result, the Renovation Stockholders acquired control of the Registrant because the common shares issued to them equal approximately 79% of the Registrant’s outstanding shares of common stock (on a fully-diluted basis) on the Closing Date. Each share of the Registrant’s outstanding common stock entitles the holders of common stock to one vote. Thus, the Renovation Stockholders holds the majority number of the Registrant’s voting shares on a fully diluted basis.

In connection with the Closing of the Exchange, and as explained more fully in Item 2.01 above under the section titled “Management” and in Item 5.02 below, effective on September 17, 2009, Huoqi Chen resigned as the Registrant’s chief executive officer, president, chief financial officer, secretary and treasurer. Further, effective September 17, 2009, the board of directors appointed Lei Liu as chief executive officer and as a director, Bennet P. Tchaikovsky as chief financial officer, and Li Qi as secretary. In addition, upon the Registrant’s compliance with the provisions of Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder, the appointments of Ms. Qi, Chongan Jin and Shike Zhu as new members of the board of directors will also become effective. The Schedule 14f-1 Information Statement will be filed and mailed to the Registrant’s stockholders shortly after the filing of this Form 8-K Current Report.

The closing of the transaction under the Exchange Agreement, which resulted in the change of control of the Registrant, occurred on September 17, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 17, Huoqi Chen resigned as the Registrant’s president, chief executive officer, chief financial officer, treasurer and secretary.

Effective September 17, 2009, Lei Liu was appointed as the Registrant’s chief executive officer, Bennet P. Tchaikovsky was appointed as chief financial officer, and Li Qi as secretary.

Effective September 17, 2009, Lei Liu was appointed as a member of the Registrant’s board of directors as its chairman. In addition, upon the Registrant’s compliance with the provisions of Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder, the appointments of Li Qi, Chongan Jin and Shike Zhu as new members of the Registrant’s board of directors and Mr. Huoqi Chen’s resignation from the Registrant's board of directors will also become effective.

There are no family relationships between or among any of the current and incoming directors or executive officers. Other than the transactions in connection with the Exchange, as described above in Item 2.01, no transactions occurred in the last two years to which the Registrant was a party in which the above-mentioned officers and/or directors had or is to have a direct or indirect material interest. Related party transactions involving Grand Pharmacy Group and its officers and/or directors are described in Item 2.01 above.

Descriptions of the business backgrounds and any compensation arrangements with the newly appointed or proposed directors and officers can be found in Item 2.01 above, in the sections titled “Management” and “Executive Compensation”, and such descriptions are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 17, 2009 and pursuant to the Exchange Agreement, the Registrant changed its fiscal year end from July 30 to March 31 to conform to the fiscal year end of Renovation.

On September 24, 2009, the amendment to the Registrant's Articles of Incorporation to reflect a name change from “Kerrisdale Mining Corporation” to “China Jo-Jo Drugstores, Inc.” shall be effective.  The name change shall be effected through a parent/subsidiary merger of a wholly-owned subsidiary, China Jo-Jo Drugstores, Inc., with and into the Registrant, with the Registrant as the surviving corporation.  The Registrant filed its Articles of Merger with the Nevada Secretary of State and the merger shall be effective on September 24, 2009.  The Registrant’s board of directors approved the merger which resulted in the name change.  In accordance with Section 92A.180 of the Nevada Revised Statutes, shareholder approval of the merger was not required.

Item 5.06 Change in Shell Company Status

As explained more fully in Item 2.01 above, the Registrant was a "shell company" (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the Closing of the Exchange. As a result of the Exchange, Renovation became the wholly owned subsidiary and main operating business of the Registrant. Consequently, the Registrant believes that the Exchange has caused it to cease to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this current report on Form 8-K above, which information is incorporated herein by reference.

Item 8.01. Other Events

The Registrant’s name change to “China Jo-Jo Drugstores, Inc.” shall be effective with NASDAQ’s Over-the-Counter Bulletin Board at the open of business on September 24, 2009. The Registrant’s new trading symbol shall be “CJJD” and its new CUSIP number shall be 16949A107.

Item 9.01   Financial Statement and Exhibits

As more fully described in Item 2.01 above, on September 17, 2009, the Registrant executed the Exchange Agreement with Renovation and the Renovation Stockholders. The Closing of this Exchange Transaction occurred on September 17, 2009. Renovation is the registered owner of 100% of the registered capital of Jiuxin Management. As a result of its acquisition of Renovation pursuant to the Exchange Agreement, the Registrant’s principal business activities after the Exchange shall continue to be conducted through Jiuxin Management.

(a)	Financial statements of businesses acquired.

The audited consolidated financial statements of Renovation as of March 31, 2009 and 2008 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

The unaudited condensed combined financial statements of Renovation as of June 30, 2009 and for the three months ended June 30, 2009 and 2008 are filed as Exhibit 99.3 to this current report and are incorporated herein by reference.

(b)	Pro forma financial information.

Per Regulation S-X Article 11, a narrative description of the pro forma effects of the transaction can be presented where a limited number of pro forma adjustments are required and those adjustments are easily understood. China Jo-Jo Drugstores, Inc., (“China Jo-Jo Drugstores Nevada”) is a shell company with limited activities, therefore, there are a limited number of pro forma adjustments and we are not presenting the pro forma financial statement in this current report. Below is the narrative description of the pro forma effects of the transaction.

Because Renovation Investment Co., Ltd., a Hong Kong Company’s (“Renovation HK”) former owners have received the majority voting rights in the combined entity and Renovation HK’s officers and directors have been appointed as executive officers and directors upon the completion of the share exchange transaction, the share exchange transaction is deemed to be a reverse acquisition and recapitalization. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, China Jo-Jo Drugstores Nevada (the legal acquirer) is considered the accounting acquiree and Renovation HK (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will be in substance be those of Renovation HK, with the assets and liabilities, and revenues and expenses of China Jo-Jo Drugstores Nevada being included effective from the date of the consummation of the share exchange transaction. China Jo-Jo Drugstores Nevada is deemed to be a continuation of the business of Renovation HK. The outstanding stock of China Jo-Jo Drugstores Nevada prior to the share exchange transaction will be accounted for at their net book value and no goodwill will be recognized.

(c)	Shell company transactions.

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description
2.1
Share Exchange Agreement among Kerrisdale Mining Corporation (“Kerrisdale”), certain stockholders of Kerrisdale, Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) and the shareholders of Renovation dated September 17, 2009 (1)

3.1	Articles of Incorporation of Kerrisdale as filed with the State of Nevada (2)
3.2	Certificate of Amendment to Articles of Incorporation of Kerrisdale (3)
3.3	Articles of Merger of Kerrisdale as filed with the State of Nevada (1)
3.4	Bylaws of Kerrisdale (2)
3.5	Text of Amendments to the Bylaws of Kerrisdale (3)
99.1	Letters of resignation and waiver of accrued compensation by Huoqi Chen to the Board of Directors of Kerrisdale (1)
99.2	Audited consolidated financial statements of Renovation for the years ended March 31, 2009 and 2008 (1)
99.3	Unaudited consolidated financial statements of Renovation for the three months ended June 30, 2009 and 2008 (1)
99.4	Reserved

99.5	Consulting Services Agreement between Jiuxin Management and Jiuzhou Grand Pharmacy dated August 1, 2009 (1)
99.6	Operating Agreement among Jiuxin Management, Jiuzhou Grand Pharmacy and its owners dated August 1, 2009 (1)
99.7	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Grand Pharmacy and its owners dated August 1, 2009 (1)
99.8	Option Agreement among Jiuxin Management, Jiuzhou Grand Pharmacy and its owners dated August 1, 2009 (1)
99.9	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Grand Pharmacy and its owners dated August 1, 2009
99.10	Consulting Services Agreement between Jiuxin Management and Jiuzhou Clinic dated August 1, 2009 (1)
99.11	Operating Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
99.12	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
99.13	Option Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009
99.14	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
99.15	Consulting Services Agreement between Jiuxin Management and Jiuzhou Service dated August 1, 2009 (1)
99.16	Operating Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
99.17	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
99.18	Option Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
99.19	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
99.20	Agreement between Jiuzhou Grand Pharmacy and Yingte Logistics dated January 1, 2009 (1)

(1)	Filed herewith.
(2)	Filed as an Exhibit to Form SB-2 filed with the SEC on June 30, 2006.
(3)	Filed as an Exhibit to current report on Form 8-K filed with the SEC on July 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2009	China Jo-Jo Drugstores, Inc.

	By:	/s/ Lei Liu
Lei Liu
Chief Executive Officer